                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           ANALYTICAL SURVEYS, INC.,

                             SURVEYS HOLDINGS, INC.

                                    AND THE

                                  SHAREHOLDERS

                                       OF

                                CARTOTECH, INC.

                              AS OF JUNE 11, 1998

                          AGREEMENT AND PLAN OF MERGER

       This Merger Agreement (this "Agreement") is entered into as of June 11, 1998, by and among (a) Analytical Surveys, Inc., a Colorado corporation ("ASI"); (b) Surveys Holdings, Inc., a Texas corporation ("Holdings") and a wholly-owned subsidiary of ASI; and (c) the Cartotech, Inc. Employee Stock Ownership & 401(k) Trust (the "ESOP") established by Cartotech, Inc. (the "Company"), the Epner Family Limited Partnership (the "Epner Partnership"), the Braverman Family Limited Partnership (the "Braverman Partnership") and Albert Naumann III ("Naumann"). The ESOP, the Epner Partnership, the Braverman Partnership and Naumann are each referred to as a "Shareholder" and collectively as the "Shareholders."

                                    RECITALS

       The Company and the Shareholders desire that the Company merge with and into Holdings (the "Merger"), and ASI and Holdings also desire that the Company merge with and into Holdings, upon the terms and conditions set forth in this Agreement and in accordance with the Texas Business Corporation Act and that all of the issued and outstanding capital stock of the Company (the "Shares") be converted upon such Merger into the right to receive such number of shares of common stock, no par value of ASI ("Common Stock") and cash as is provided in this Agreement.

                                   AGREEMENT

The parties agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

       1.1    For purposes of this Agreement:

              ADJUSTED NET WORTH means the assets minus the liabilities as shown on the Latest Balance Sheet and the Closing Date Balance Sheet, as applicable.

              ADJUSTMENT DATE means the date that is agreed to by the Company and the Shareholders' Agent, but if no agreement is reached then such date is the first business day that falls 75 days after the Closing.

              ADVERSE CONSEQUENCES means all actions, suits, proceedings, investigations, complaints, claims, demands, Orders, liabilities, liens, losses, damages, penalties, fines, settlements, costs (including removal and remediation costs), expenses and fees (including court costs and reasonable fees and expenses of counsel and other experts).

              AFFILIATE means any Person controlled by, controlling, or under common control with another Person.

              AFFILIATED GROUP means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

              ALLOCATED SHARES means the Shares held by the ESOP that are not Unallocated Shares.

              ASI DISCLOSURE DOCUMENTS means the disclosure documents prepared by ASI and approved by the Company, relating to ASI, the Common Stock, and the Merger.

              ASI INDEMNITEE has the meaning given to such term in Section
9.2.

              ASI SHARE VALUE means the average of the closing price of the Common Stock on Nasdaq on each of the first twenty days on which trading in the Common Stock occurs on Nasdaq, beginning on May 29, 1998 [ASSUMES A JUNE 12 PUBLIC ANNOUNCEMENT DATE AND JUNE 26 CLOSING, BUT THE SAME DATES WILL APPLY REGARDLESS OF WHEN THE CLOSING OCCURS; THE CLOSING MUST OCCUR BY JULY 10].

              BENEFIT ARRANGEMENT has the meaning given to such term in
Section 4.1(n)(iii).

              BUSINESS DAYS means any weekday that is not a national holiday.

              CLOSING AND CLOSING DATE have the meanings given to such terms in Section 7.1.

              CLOSING DATE BALANCE SHEET has the meaning given to such term in Section 2.8.

              CODE means the Internal Revenue Code of 1986, as amended.

              COMMON STOCK has the meaning given to such term in the Recitals.

              COMPANY ESOP DEBT means the Company-to-Bank ESOP Debt and the Company-to Partnership ESOP Debt.

              COMPANY EMPLOYEE BENEFIT PLANS have the meaning given in
Section 4.1(n)(i).

              COMPANY-TO-BANK ESOP DEBT means the (i) indebtedness of the Company under the term note #5101720, payable to NationsBank of Texas, N.A. ("NationsBank") in the outstanding amount of $345,833.21 as of May 31, 1998,
(ii) indebtedness of the Company under the term note #5339221, payable to NationsBank in the outstanding amount of $86,072.73 as of May 31, 1998, and
(iii) indebtedness of the Company under the term note #5450036, payable to NationsBank in the outstanding amount of $248,008.20 as of May 31, 1998, all of which were incurred by the Company in connection with the ESOP's purchase of Shares.

              COMPANY-TO-PARTNERSHIP ESOP DEBT means the indebtedness of the Company under the two promissory notes with (i) one such note payable to Braverman Partnership in the outstanding amount of $256,057.76 as of May 31, 1998, and (ii) the other such note payable to the Epner Partnership in the outstanding amount of $256,057.76 as of May 31, 1998, both of which were incurred by the Company in connection with the ESOP's purchase of Shares.

              COMPANY DISCLOSURE DOCUMENTS means the disclosure documents prepared by the Company and approved by ASI relating to the Company, the Shares and the Merger.

              CONIC TRANSACTION means the transaction described in Section
2.10.

              CONTRACT VALUE means the sum of revenues paid to the Company, amounts owed to the Company, and amounts to become payable to the Company upon performance of the services required under a contract, in progress as of the Closing Date, signed by the Company and the customer but not yet commenced, or awarded to the Company but not yet signed by both the Company and the customer.

              CREDITED VALUE of the Common Stock on any date will be the average of the closing price of the Common Stock on each of the 10 trading days ending one trading day prior to that date as reported by the principal exchange on which the Common Stock is traded on each such day or, if the Common Stock is not traded on an exchange on any of such 10 trading days, as reported by Nasdaq. If the closing price of the Common Stock is not reported for any such day, the Credited Value of the Common Stock will be the average of the bid and asked prices for that day as reported by Nasdaq, or, if bid and asked prices are not reported by Nasdaq on any such day, as reported by the National Quotation Bureau, Inc. If the Credited Value cannot be determined in any of the ways described above, the Credited Value will mean the value of the Common Stock as determined by the Shareholders' Agent and by ASI in any reasonable manner, or, if they cannot agree, then by arbitration in accordance with

Section 10.2.

              EFFECTIVE DATE has the meaning given in Section 2.3.

              EMPLOYEE BENEFIT PLAN means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan.

              EMPLOYEE PENSION BENEFIT PLAN has the meaning given to such term in ERISA Section 3(2).

              EMPLOYEE WELFARE BENEFIT PLAN has the meaning given to such term in ERISA Section 3(1).

              ENCUMBRANCE means any mortgage, pledge, conditional sale agreement, charge, claim, interest of another Person, lien, security interest, title defect or other encumbrance.

              ENVIRONMENTAL OBLIGATIONS means all present Legal Requirements and Permits concerning land use, public health, safety, welfare or the environment, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended, and the Occupational Safety and Health Act, as amended, and any civil liability (under any Legal Requirement or under common law) to any Person.

              ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated under the Employee Retirement Income Security Act of 1974, as amended.

              ESCROW AGENT will be BankOne Colorado.

              ESCROW AGREEMENT means the Escrow Agreement among ASI, the Shareholders, and the Escrow Agent in the form of EXHIBIT A.

              ESOP-TO-COMPANY ESOP DEBT means the indebtedness of the ESOP to the Company in the outstanding amount of $1,192,029.66 as of May 31, 1998.

              ESOP TRUSTEE means Gene Barber.

              GAAP means generally accepted accounting principles as in effect from time to time in the United States, as consistently applied, and in accordance with all pronouncements of the Financial Accounting Standards Board.

              GOVERNMENTAL AUTHORITY means the United States of America, any state, commonwealth, territory or possession of the United States of America, any political subdivision of any of them (including counties, municipalities, home-rule cities and the like), and any agency, authority or instrumentality of any of the foregoing, including, without limitation, any court, tribunal, department, bureau, commission or board.

              INCOME TAX means any federal, state or local Tax based on income, gross receipts, or profits, including any interest, penalty, or similar payment obligation arising in connection with such Tax, including the Texas corporate franchise tax.

              INDEPENDENT FIDUCIARY means Consulting Fiduciaries, Inc.

              INTELLECTUAL PROPERTY means all trade, corporate, business and product names, trademarks, trademark rights, service marks, copyrights, patents, patent rights, trade secrets, and computer software (other than software not used or useful in the business of the Company and other than readily available software purchased at a cost of less than $5,000 in the aggregate for all sites and seats using such software), and all registrations, licenses and applications pertaining to any of them.

              INCENTIVE STOCK OPTION means those incentive stock options issue by the Company to certain employees of the Company giving the holder of each such option the right to purchase Shares in accordance with the terms of the incentive stock option plan and the grant issuing the option to such employee.

              LATEST BALANCE SHEET has the meaning given to such term in
Section 4.1(e).

              LEGAL REQUIREMENT means any constitution, statute, ordinance, code, or other law (including common law), rule, regulation, Order, notice, standard, procedure or other requirement enacted, adopted, applied or issued by any Governmental Authority.

              LINE OF CREDIT NOTES means the (i) indebtedness of the Company under the accounts receivable line of credit note #5445044, payable to NationsBank in the outstanding amount of $300,000.00 as of May 31, 1998, (ii) indebtedness of the Company under the equipment line of credit note #5194238, payable to NationsBank in the outstanding amount of $10,490.34 as of May 31, 1998, (iii) indebtedness of the Company under the equipment line of credit note #5209796, payable to NationsBank in the outstanding amount of $20,784.98 as of May 31, 1998, (iv) indebtedness of the Company under the equipment line of credit note #5241195, payable to NationsBank in the outstanding amount of $9,171.24 as of May 31, 1998, and (v) indebtedness of the Company under the equipment line of credit note #5259825, payable to NationsBank in the outstanding amount of $10,846.00 as of May 31, 1998.

              LIQUIDATION DATE means the later of (i) the date that any Adverse Consequence becomes a liability of the party suffering the Adverse Consequence as determined in accordance with GAAP, and (ii) the date that the party suffering the Adverse Consequence gives the other party notice under
Section 9.4(a).

              LOCK-UP AGREEMENT means the Lock-Up Agreement between ASI and the Shareholders in the form of EXHIBIT B.

              MERGER has the meaning given it in the Recitals.

              MULTIEMPLOYER PLAN has the meaning given to such term in ERISA
Section 3(37). OPTIONS means the stock options described in Section 4.1(c) and SCHEDULE 4.1(C).

              NON-ESOP SHAREHOLDERS means the Epner Partnership, the Braverman Partnership and Naumann.

              OPTION BUY OUT AGREEMENT means the agreement entered into between the Company and each of the Option Holders providing for the Company's purchase of the Incentive Stock Options, which agreement is in the form of EXHIBIT C.

              OPTION HOLDERS means those employees of the Company identified in part (iii) of SCHEDULE 4.1(c) holding the right to purchase Shares from the Company pursuant to the terms of the grant under the Incentive Stock Option, and identifying which of such Option Holders have options to purchase Shares (and for how many Shares) at a purchase price of $60.36 per Share and which (and for how many Shares) at a purchase price of $85.08 per Share.

              ORDERS means all judgments, injunctions, orders, rulings, decrees, directives, notices of violation or other requirements of any Governmental Authority or arbitrator having jurisdiction in the matter, including a bankruptcy court or trustee.

              OTHER ASI AGREEMENTS means any documents and instruments executed and delivered by ASI or Holdings at Closing, excluding this Agreement.

              OTHER SHAREHOLDER AGREEMENTS means any documents and instruments executed and delivered by any of the Shareholders upon the signing of this Agreement, or at Closing, excluding this Agreement.

              PERMITS means all permits, licenses, consents, franchises, authorizations, approvals, privileges, waivers, exemptions, variances, exclusionary or inclusionary Orders and other concessions, whether governmental or private, including, without limitation, those relating to environmental, public health, welfare or safety matters.

              PERMITTED ENCUMBRANCES means: (i) liens for Taxes and other governmental charges not yet due or delinquent; (ii) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent; (iii) those Encumbrances listed on SCHEDULE 1.1; and (iv) other Encumbrances, if any, which, individually or in the aggregate, would not materially detract from the value of the asset to which it relates or materially impair the ability of the Company to use the asset to which it relates in substantially the same manner as it was used prior to the Closing; provided, in the case of each Encumbrance described in (i), (ii) and (iv), that the liability secured by such Encumbrance is fully reflected on the face of the Closing Date Balance Sheet and that such liability does not otherwise constitute a breach of any representation, warranty or covenant of any of the Shareholders in this Agreement.

              PERSON means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority.

              PREMISES means the real property, buildings and improvements on such real property constituting the business premises of the Company located at (i) 11900 Crownpoint Drive, Suite 100, San Antonio, Texas, (ii) 12000 Crownpoint Drive, suite 175, San Antonio, Texas, (iii) 11900 Crownpoint Drive, suites 140, 160 and 180, San Antonio, Texas, (iv) 1690 North Major Drive, Suite 203, Beaumont, Texas and (v) 1712 N. Frazier, Suite 213, Conroe Texas.

              PRIME RATE is the prime rate as published, from time to time, in THE WALL STREET JOURNAL.

              PRINCIPAL CUSTOMER has the meaning given to such term in
Section 4.1(p).

              PRO RATA SHARE means (a) with respect to a Shareholder, an amount determined by multiplying the number of Shares held by such Shareholder as of the Effective Date by $112.60, and dividing such product by the $18,325,000, and (b) with respect to the Option Holders, an amount determined by dividing the payment to the Option Holder under Section 2.6(b) by $18,325,000.

              QUALIFIED has the meaning given to such term in Section
4.1(n)(vii).

              REGISTRATION RIGHTS AGREEMENT #1 means the Registration Rights Agreement between ASI and the ESOP in the form of EXHIBIT D.

              REGISTRATION RIGHTS AGREEMENT #2 means the Registration Rights Agreement between ASI, the Epner Partnership, the Braverman Partnership and Naumann in the form of EXHIBIT E.

              RIGHT means any right, property interest, concession, patent, trademark, trade name, copyright, know-how or other proprietary right of another Person.

              SHAREHOLDER INDEMNITEE has the meaning given to such term in
Section 9.1.

              SHAREHOLDERS has the meaning given to such term in the preamble to this Agreement.

              SHAREHOLDERS' AGENT has the meaning given to such term in
Section 3.1.

              SHARES has the meaning given to such term in the Recitals.

              SERP means the supplemental executive retirement plan adopted on December 15, 1997, for the benefit of Martin Epner, a copy of which is attached as SCHEDULE 4.1(n).

              SURVIVAL PERIOD means, with respect to a representation or warranty, the applicable period after the Closing Date during which such representation or warranty survives pursuant to Section 11.13.

              SURVIVING CORPORATION will be Holdings.

              TAX means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties,
capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, documentary, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition.

              TAX RETURN means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment to any of them, and including any amendment of any of them.

              UNALLOCATED SHARES means the Shares held by the ESOP which have not been allocated to the accounts of the ESOP participants as of the Closing.

                                  ARTICLE II.
                                   THE MERGER

     2.1 THE MERGER. At the Effective Date, the Company will be merged with and into Holdings on the terms and conditions set forth below as permitted by and in accordance with the Texas Business Corporation Act. Upon the Effective Date, the separate existence of the Company will cease; Holdings, as the Surviving Corporation, will continue to exist under and be governed by the Texas Business Corporation Act; and the articles of incorporation and bylaws in the form attached to this Agreement as EXHIBIT
2.1 will become the articles of incorporation and bylaws of Holdings until further amended in accordance with the provisions of such articles and bylaws and applicable law.

     2.2 ARTICLES OF MERGER. On the Closing Date, the Company and Holdings will cause the Articles of Merger in the form of EXHIBIT 2.2 attached to this Agreement (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Texas as provided in the Texas Business Corporation Act. The purpose of the Surviving Corporation will be to engage in any and all business activities in which a corporation is permitted to engage in accordance with the Texas Business Corporation Act.

     2.3 EFFECTIVE DATE OF THE MERGER. The Merger will become effective immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Texas or on such other date thereafter as the parties may agree. The date and time of such effectiveness is sometimes referred to as the "Effective Date" in this Agreement.

     2.4 CERTAIN INTENDED EFFECTS OF THE MERGER. The parties intend that the Merger be treated as a tax-free "reorganization" under Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties agree to report the transaction in such manner.

     2.5    DIRECTORS AND OFFICERS.

            (a) From and after the Effective Date, the members of the Board of Directors of the Surviving Corporation will consist of the members of the Board of Directors of Holdings (as constituted immediately prior to the Effective Date) until changed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable law.

            (b) From and after the Effective Date, the officers of the Surviving Corporation will consist of the officers of Holdings (as constituted immediately prior to the Effective Date) until changed in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable law.

     2.6    CONVERSION.

            (a) At Closing, each Share will, without any further action on the part of ASI or Holdings, on the one hand, or the Company or any of the Shareholders, on the other hand, be converted into the right to receive directly from ASI the following:

                   (i) $51.33 in cash, plus based on $7,700,000, plus the cash paid for the Conic Transaction under Section 2.10, less the cash needed to fund the payments to the Option Holders under (b), which sum is to be divided by 157,096, which is to be the number of outstanding Shares as of the Effective Date, plus

                   (ii) shares of Common Stock based on the following formula:

                   R =     $10,625,000      DIVIDED BY N
                           -----------
                                A

                   Where

                   A = the ASI Share Value, except that, "A" will be $20 if
                   the ASI Share                      Value is less than $20,
                   and "A" will be $30 if the ASI Share Value is greater than $30.

                   N = the number of outstanding shares, and

                   R = the number of shares of Common Stock to be issued per

              Share,

              such that no more than an aggregate of 531,250 shares of Common Stock will be issued and no fewer than an aggregate of 354,167 shares of Common Stock will be issued.

[ASI may pay $1,000,000 of the cash consideration one Business Day after the Closing Date.]

              (b) At Closing, each Option Holder will be entitled to receive in cash from ASI an amount equal to $46.43 per Share covered by an option, except for the options held by John Federowicz, for which the payment will be $21.71 per Share, for a total payment of $636,155, except that ASI will deposit 7.4% of such cash as Escrowed Property under the Escrow Agreement.

              (c) The Common Stock and cash comprising the Escrowed Property (as defined in the Escrow Agreement) will be subtracted from the Common Stock issued and the cash paid to the Shareholders at Closing and will be deposited into the Escrow Account (as defined in the Escrow Agreement). Out of the cash consideration paid to the ESOP pursuant to this Agreement with respect to the Unallocated Shares in the ESOP (after reduction by reason of the foregoing transfer to the Escrow Account), an amount will be paid in cash to the Surviving Corporation sufficient to fully retire the ESOP-to-Company Debt.

              (d) All cash payments at Closing that are payable directly to Shareholders or Option Holders will be made by wire transfer of immediately available funds to the accounts designated by the Shareholders' Agent.

              (e) The parties desire that the value of the Common Stock be at least 45% of the total consideration being paid to the Shareholders under the Merger, based on the closing price of the Common Stock on Nasdaq as of the Business Day prior to the Closing Date, discounted by 30%. Accordingly, if the 45% level would not be satisfied, the parties agree that the amount of cash payable to the Shareholders under Section 2.6(a)(i) will be decreased, and the number of shares of Common Stock issuable to the Shareholders under
Section 2.6(a)(ii) will be increased until the 45% level is satisfied. The parties agree that the total consideration for the Shareholders, calculated as the sum of (i) cash plus (ii) the product of shares of Common Stock multiplied by the closing price of the Common Stock on Nasdaq as of the Business Day prior to the Closing Date, discounted by 30%, will not change as the result of any adjustments made in accordance with this Section 2.6(e).

     2.7 NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Common Stock will be issued to the Shareholders upon conversion of the Shares pursuant to the Merger, and no dividend, stock split or interest will relate to any such fractional shares. In lieu of any fractional share of Common Stock being issued, cash will be paid to or the Shareholders in respect of such fractional share based on the ASI Share Value.

     2.8 CLOSING DATE BALANCE SHEET. Within 30 days after the end of the month during which the Effective Date occurs, the Shareholders will deliver to ASI at the Shareholders' expense an internally prepared, unaudited consolidated balance sheet for the Company as of the end of the month during which the Effective Date occurs. The Shareholders will also deliver a schedule reconciling the shareholders' equity accounts ("Reconciliation Schedule") by determining the pre-tax earnings (or loss) of the Company during the month in which the Effective Date occurs, pro rating such pre-tax earnings (or loss) over the Business Days during such month through the Effective Date, and using on such Reconciliation Schedule such pro rated pre-tax earnings (or loss) instead of the actual pre-tax earnings (or loss) for the partial month ended on the Effective Date, and then giving effect to the estimated income taxes on any such earnings. (Such balance sheet, together with the Reconciliation Schedule, are referred to as the "Closing Date Balance Sheet"). Except as provided in the immediately preceding sentence, the Closing Date Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the accounting policies applied by the Company for the December 31, 1997 audited Financial Statements of the Company. The Closing Date Balance Sheet will reflect the estimated amount of any excise tax that may become payable by the Company or Surviving Corporation which is attributable to the disposition of Shares or Common Stock in connection with the Merger or the subsequent disposition of Common Stock by the ESOP, as set forth in Section 4.1(g)(vi), the amount of any unpaid fees and expenses by the Company or the ESOP to their respective counsel or accountants (but only $7,500, which is one-half of the fee of Sherman & Howard L.L.C. for the rendering of its tax opinion concerning the Merger), the amount of any unpaid fees and expenses payable to the Seller's Broker, unpaid appraisal fees for the Conic stock, $23,365.35 (which is the amount agreed to be borne by the Shareholders to compensate ASI with respect to certain obligations under the employment agreement for Dan DeCourcy), the amount payable to Martin Epner under the SERP, and any other expenses of the Company incurred in connection with the Merger (other than the buyout of the options under the Option Buy Out Agreements).

     2.9 ADJUSTMENTS; PROCEDURE. Following delivery of the Closing Date Balance Sheet in accordance with Section 2.8, certain procedures will apply and adjustments to the amounts payable under Section 2.6 will be made in accordance with the Pro Rata Shares of the Shareholders and the Option Holders, as follows:

            (a) ASI will examine the Closing Date Balance Sheet to determine whether it believes the Closing Date Balance Sheet was prepared in accordance with the provisions of this Agreement. In connection with that examination, the Shareholders will provide, and will cause the Company's accountants to provide, ASI and ASI's accountants with access to such information as ASI may reasonably request to make that determination, including access to all work papers and calculations of the Company related to the preparation of the Closing Date Balance Sheet.

            (b) Within 10 days after receipt of the Closing Date Balance Sheet, ASI will, in a written notice to the Shareholders' Agent, either accept the Closing Date Balance Sheet or object to it by describing in reasonable detail any proposed adjustments to the Closing Date Balance Sheet and the reasons for such proposals. If the Shareholders' Agent has not received such notice of proposed adjustments within such 10-day period, ASI will be deemed to have accepted the Closing Date Balance Sheet, but if ASI's failure to give such notice results from the Shareholders' failure to timely provide information requested by ASI under Section 2.9(a) and if ASI has so informed the Shareholders' Agent of such failure during such 10-day period, the time within which ASI must give such notice will be extended until a reasonable time after the Shareholders provide the information requested by ASI.

            (c) If any adjustments to the Closing Date Balance Sheet are proposed, ASI and the Shareholders' Agent will negotiate in good faith to resolve any dispute, but if the dispute is not resolved within 10 days following the Shareholders' Agent's receipt of the proposed adjustments, ASI and the Shareholders' Agent will retain a mutually acceptable nationally recognized independent public accounting firm to resolve such dispute, which resolution will be final and binding. The fees and expenses of any such accounting firm will be shared equally by ASI and the Shareholders and such accounting firm will be retained by a retention letter executed by the parties that specifies that the determination by said firm of any such disputes concerning the Closing Date Balance Sheet will be resolved in accordance with GAAP on a basis consistent with the accounting policies applied by the Company in its December 31, 1997 audited Financial Statements.
 If ASI and the Shareholders' Agent are unable to agree on a mutually acceptable independent public accounting firm to resolve such dispute, the dispute will be resolved by arbitration in accordance with Section 10.2.

            (d) On the Adjustment Date (if no dispute occurs), or within 10 business days after the resolution of a dispute (if a dispute occurs and is to be resolved in accordance with Section 2.9(c)), as the case may be, then to the extent that the Adjusted Net Worth of the Company as set forth on the Closing Date Balance Sheet is less than $2,550,000 (before giving effect to the Conic Transaction, but after giving effect to all of the other adjustments described in the last sentence of
Section 2.8, including the tax payable in connection with the Conic Transaction), the Shareholders and the Option Holders will pay to ASI the difference between such two amounts (the "Closing Date Deficit"), except that an amount equal the lesser of the Closing Date Deficit and the estimated excise tax described in Section 4.1(g)(vi) (the "Epner Surcharge") will be payable solely by the Epner Partnership out of its share of the Escrow Account. Except as provided with respect to an Epner Surcharge, any Closing Date Deficit will be taken from the cash in the Escrow Account based on the Pro Rata Shares of the Shareholders and the Option Holders. If the cash in the Escrow Account that is attributable to the Shareholders is insufficient to pay the Closing Date Deficit, then the Pro Rata Share of the Shareholders will be taken from the Escrow in the form of Common Stock based on the Credited Value of the escrowed Common Stock, determined as of the date that the amount of the claim against the Escrow Account is determined. If any amounts are taken from the Epner Partnership's share of the Escrow Account as the result of an Epner Surcharge, and if, as a result, insufficient proceeds remain in the Escrow Account that are attributable to the Epner Partnership to cover any Closing Date Deficit or any other claim against the Escrow Account, then the Epner Partnership will be required, within 10 days after demand by ASI or any Shareholder, to replenish the Escrow Account with cash (up to the amount of the Epner Surcharge) sufficient to cause the Epner Partnership to bear its share of the liability. Any payments due under this
Section 2.9(d) will include interest accrued from the Closing Date to the date of such payment at the Prime Rate.

     2.10 CONIC TRANSACTION. Immediately prior to the consummation of the Merger, (a) the Non-ESOP Shareholders will pay to the Company cash in the aggregate amount of $1,000,000 and (b) the Company will transfer to the Non-ESOP Shareholders all of the common stock of Conic, Inc. held by the Company and will execute and deliver to the Non-ESOP Shareholders a bill of sale in the form of EXHIBIT 2.10(b).

                                 ARTICLE III.
                              SHAREHOLDERS' AGENT

     3.1 AGENT FOR SHAREHOLDERS. The Shareholders designate Martin Epner (the "Shareholders' Agent") as agent to act for and on behalf of all of the Shareholders with respect to actions to be taken by any of the Shareholders under the terms of this Agreement. Specifically, each Shareholder hereby authorizes and irrevocably appoints the Shareholders' Agent as its or his exclusive agent and attorney-in-fact to act on behalf of each of them (a) to amend, without notice to or consent of any Shareholder, the provisions of this Agreement or any Other ASI Agreement or Other Shareholder Agreement (i) to the extent such amendment does not, in the opinion of the Shareholders' Agent, materially adversely affect the rights of any Shareholder or (ii) to cure any ambiguity, defect or inconsistency in any such agreement and (b) with respect to all matters which are the subject of this Agreement or the Escrow Agreement, to exercise any and all powers, authority and discretion conferred upon the Shareholders (other than matters for which the Shareholders do not have joint and several liability), including, without limitation, (i) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given with respect to such matters; (ii) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, any claims which any Shareholder may assert, or have the right to assert, against ASI, or any claims which ASI may assert, or have the right to assert, against any Shareholder; (iii) receiving and distributing the Common Stock and cash after the conversion provided for in Section 2.6; and (iv) making such changes or modifications to the schedules and this Agreement as it determines are reasonably necessary to facilitate consummation of the transactions contemplated under this Agreement. The Shareholders' Agent accepts such authorization and appointment. ASI and Holdings will have the right to deal with the Shareholders' Agent exclusively and will be entitled to rely conclusively on the Shareholders' Agent's determination or action. If the Shareholders' Agent resigns, dies or becomes disabled, the remaining Shareholders hereby appoint Albert Naumann III as substitute agent for the Shareholders for all purposes under this Agreement as if such Person was the original Shareholders' Agent. Upon the receipt of written evidence satisfactory to ASI to the effect that the Shareholders' Agent has been substituted as agent of the Shareholders by reason of his death, disability or resignation, ASI and Holdings will be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Shareholders' Agent with respect to the matters covered by this Section. No Shareholder will act with respect to any of the matters which are the subject of this Agreement (other than matters for which the Shareholders do not have joint and several liability, as listed in Section 9.7) except through the Shareholders' Agent. The Shareholders acknowledge and agree that ASI and Holdings may deal exclusively with the Shareholders' Agent in respect of such matters. Neither the Shareholders' Agent nor any of his or its employees or agents will be liable to the Shareholders for any action taken or omitted to be taken or suffered in good faith by it under or in connection with this Agreement, except that the Shareholders' Agent will be liable for his willful misconduct. The Shareholders' Agent will be responsible for performing the tasks specifically designated under this Agreement, but the Shareholders' Agent, in its capacity as such, will not be liable to the Company, Holdings, ASI, or the other Shareholders in any manner for the effectiveness, enforceability, collectibility, genuineness, perfection, validity, sufficiency or the due execution of this Agreement, the Escrow Agreement or any of the Other ASI Agreements or Other Shareholder Agreements, or for the due authorization, authenticity or accuracy of the representations and warranties in this Agreement or in any other certificate, report, notice, consent, opinion, statement, or other document furnished or to be furnished under this Agreement, and the Shareholders' Agent will be entitled to rely upon any of the foregoing believed by it to be genuine and correct and to have been signed and sent or made by the proper Person. This power of attorney is coupled with an interest and is irrevocable. Each Shareholder acknowledges that he or it has made such investigation as such Shareholder deems necessary to inform himself or itself of the affairs of ASI and Holdings and has made his or its own investigation of the operations and affairs of ASI and Holdings and that in entering into this Agreement he or it has not relied and will not rely upon any information or representations furnished or given by the Shareholders' Agent.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERs. The Shareholders jointly and severally represent and warrant to ASI and Holdings as follows, as of the date of this Agreement:

            (a) ORGANIZATION, GOOD STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is qualified to do business as a foreign corporation and is in good standing in Rhode Island, Mississippi, Massachusetts, Delaware, Maryland, New Jersey, Connecticut, Florida, Arkansas and California which are the only jurisdictions in which such qualification is necessary and in which the failure to be so qualified would have a material adverse effect on the business or properties of the Company (and also is qualified to do business and in good standing in Pennsylvania, Wisconsin, Illinois, and Louisiana). The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of (i) the articles of incorporation (certified by the Secretary of State of Texas) and
(ii) the bylaws of the Company, both as currently in effect, have been delivered to ASI by the Company and the Shareholders, and the Company is not in violation of any provision of its articles of incorporation or bylaws. True copies of the minute books, the stock certificate books, and stock record books of the Company have been delivered to ASI by the Shareholders.

            (b) SUBSIDIARIES. Except for the 600 shares of common stock of Conic Systems and the shares of common stock of CANTEX Conversion Services, Inc., Inc., the Company does not own, and since January 1, 1994, has not owned, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other business entity.

            (c) OWNERSHIP AND CAPITALIZATION. Part (i) of SCHEDULE 4.1(c) sets forth a correct and complete description of the number of shares of authorized capital stock of the Company and their par value. Each Shareholder owns, beneficially and of record, free and clear of any Encumbrance, the numbers of Shares set forth opposite their respective names on part (ii) of SCHEDULE 4.1(c). The Shares set forth in part (ii) of SCHEDULE 4.1(c) in the aggregate constitute all of the issued and outstanding capital stock of the Company. Part (iii) of
SCHEDULE 4.1(c) sets forth the number of Shares issuable upon the exercise of all Incentive Stock Options, the exercise price for the Incentive Stock Options, the identity of the Option Holders of the Incentive Stock Options and the number of Shares subject to the options held by each Option Holder. Except for the issued and outstanding capital stock set forth in SCHEDULE 4.1(c), the Incentive Stock Options disclosed on SCHEDULE 4.1(c), and the SERP, (i) all of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable, (ii) there is no authorized or outstanding stock or security convertible into or exchangeable for, or any authorized or outstanding option, warrant or other right to subscribe for or to purchase, or convert any obligation into, any unissued shares of the Company's capital stock or any treasury stock, and the Company has not agreed to issue any security so convertible or exchangeable or any such option, warrant or other right, (iii) there are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, (iv) except as disclosed on SCHEDULE 4.1(c), there are no voting trusts, voting agreements, proxies or other agreements or understandings with respect to any capital stock of the Company, (v) except as disclosed on SCHEDULE 4.1(c), there are no existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls, or other commitments or restrictions of any character relating to any of the Shares, except those restrictions on transfer imposed by the Securities Act of 1933, as amended, and applicable state securities laws.

            (d)    AUTHORITY; NO VIOLATION.

                   (i) Each Shareholder has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Shareholder Agreements to which they are a party, and, assuming the due authorization, execution and delivery of this Agreement and the Other Shareholder Agreements by the other parties to such agreements, this Agreement constitutes, and the Other Shareholder Agreements constitute, the legal, valid and binding obligations of, and will be enforceable in accordance with their respective terms against, each Shareholder, except as such enforcement is subject to the effect of (A) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (B) general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                   (ii) The execution, delivery and performance of this Agreement and the Other Shareholder Agreements by the Shareholders and the consummation of the transactions contemplated by each such agreement will not
(A) violate any Legal Requirement to which any of the Shareholders is subject, or (B) except as set forth in SCHEDULE 4.1(d), violate, with or without the giving of notice or the lapse of time or both, or result in the breach of any provision of, or constitute a default under, or result in the creation of any Encumbrance upon any properties, assets or business of any of the Shareholders, pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which any of the Shareholders is a party or by which any of the Shareholders, or any of their respective assets and properties is bound or subject, but for purposes of this representation and warranty, any right on the part of the other party to such agreement to terminate any such agreement upon the execution, delivery and performance of this Agreement and the Other Shareholder Agreements or the consummation of the transactions contemplated by each such agreement will not constitute a breach of this representation and warranty (whether or not the agreement is listed on SCHEDULE 4.1(d)).

                   (iii) The execution, delivery and performance of this Agreement and the Other Shareholder Agreements by the Company and the consummation of the transactions contemplated by each such agreement will not
(A) violate (x) any Legal Requirements to which the Company is subject or (y) any provision of the articles of incorporation or bylaws of the Company, or
(B) except as set forth in SCHEDULE 4.1(d), violate, with or without the giving of notice or the lapse of time or both, or result in the breach of any provision of, or constitute a default under, or result in the creation of any Encumbrance upon any properties, assets or business of the Company pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which the Company is a party or by which the Company or any of its respective assets and properties is bound or subject, but for purposes of this representation and warranty, any right on the part of the other party to such agreement to terminate any such agreement upon the execution, delivery and performance of this Agreement and the Other Shareholder Agreements or the consummation of the transactions contemplated by each such agreement will not constitute a breach of this representation and warranty (whether or not the agreement is listed on SCHEDULE 4.1(d).

                   (iv) Except for notices that have been given and consents that have been obtained by any of the Shareholders prior to the execution of this Agreement (which are set forth in SCHEDULE 4.1(d)), neither the Company nor any of the Shareholders need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement and the Other Shareholder Agreements. Neither any of the Shareholders nor the Company is a party to any litigation or proceeding (and, to the best knowledge of the Shareholders, no such litigation or proceeding has been threatened), that seeks to prohibit or delay, or that seeks damages as a result of, the execution and delivery of this Agreement by any of the Shareholders or the consummation of the transactions contemplated by this Agreement.

                   (v) Each Option Holder has full and absolute right, power, authority and legal capacity to execute, deliver and perform the Option Buy Out Agreement and, assuming the due authorization, execution and delivery of the Option Buy Out Agreement by the other parties to such agreement, the Option Buy Out Agreement constitutes, the legal, valid and binding obligations of, and will be enforceable in accordance with its terms against, each Option Holder, except as such enforcement is subject to the effect of (A) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (B) general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). None of the Option Holders is a party to any litigation or proceeding (and, to the best knowledge of the Shareholders, no such litigation or proceeding has been threatened), that seeks to prohibit or delay, or that seeks damages as a result of, the execution and delivery of the Option Buy Out Agreement by any of the Option Holders or the consummation of the transactions contemplated by this Agreement and by the Option Buy Out Agreement.

                   (vi) Neither the Epner Partnership nor the Braverman Partnership has taken any action to cause either of such partnerships to become a limited liability limited partnership or otherwise to cause the general partner of either such partnership not to be liable in its capacity as a general partner of a limited partnership.

            (e) FINANCIAL STATEMENTS. The Company has delivered to ASI complete and correct copies of (i) audited balance sheets and related statements of income, stockholders' equity and cash flow of the Company as of and for the years ended December 31, 1997, and 1996 and all notes and schedules thereto and (ii) the unaudited internally prepared balance sheets of the Company and the related unaudited statements of income as of April 30, 1998 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company and were prepared in accordance with GAAP and present fairly the Company's financial position, results of operations and changes in financial position as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to standard year-end adjustments (none of which will be material in amount) and the omission of footnotes. The unaudited balance sheet as of April 30,

1998, is called the "Latest Balance Sheet." At the date of the Latest Balance Sheet, the Company had no liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), required by GAAP to be reflected or reserved against in that balance sheet that were not fully reflected or reserved against on the Latest Balance Sheet. The balance sheets included in the Financial Statements reflect capitalized computer software costs and capitalized mapping inventory at net realizable value as required by SFAS No.
96. Copies of the financial statements described in clause (i) are attached as SCHEDULE 4.1(e)(i), and copies of the financial statements described in clause (ii) of this Section are attached as SCHEDULE 4.1(e)(ii).

              (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 30, 1998, except as disclosed in SCHEDULE 4.1(f), and except for the Conic Transaction, the Company has not (i) incurred any debt, indebtedness or other liability, except current liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other liabilities or accelerated the collection of any receivable beyond stated, normal terms except in the ordinary course of business; (iii) sold or otherwise transferred any of its equipment or other assets or properties, except in the ordinary course of business and except for equipment no longer needed in the Company's business that was sold for fair market value; (iv) canceled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $10,000 in the aggregate, except to the extent that such amount is reserved in the Closing Date Balance Sheet; (v) changed in any significant manner the way in which it conducts business; (vi) made or granted any individual wage or salary increase in excess of 10% or $2.00 per hour, any general wage or salary increase, or increased employee benefits of any kind or nature; (vii) entered into any contract or agreement, or made any commitment, involving more than $50,000; (viii) accelerated, terminated, delayed, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $50,000; (ix) suffered any material adverse change to or in its business, assets, financial condition, or existing relationships with customers or suppliers; (x) made any payment or transfer to or for the benefit of any of the Shareholders or permitted any Person, including, without limitation, any of the Shareholders, to withdraw assets from the Company (except for reimbursements of expenses and payment of salaries, if made in the ordinary course); (xi) suffered any other significant occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (xii) agreed to incur, take, enter into, make or permit any of the matters described in clauses (i) through (xi).

              (g)    TAX MATTERS.

                     (i) The Company has filed all Income Tax Returns and all other

Tax Returns that it was required to file, except for the 1997 federal corporate income tax return of the Company, and the 1997 Texas franchise tax return, as to which extensions until September 15, 1998, were obtained. The amount of Income Taxes paid by the Company when the Company applied for an extension for the filing of its 1997 federal corporate income tax return equals or exceeds the amount of federal corporate income tax payable by the Company with respect to 1997, except that the payment made in connection with the extension was late but the Company has incurred no penalty or interest obligations with respect to such late return, and no amounts are payable in connection with the 1997 Texas franchise tax return. All such Income Tax Returns and all other Tax Returns were correct and complete in all material respects. All Income Taxes and all other Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                     (ii) The Company withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, any Shareholder or other third party.

                     (iii) There is no pending or threatened dispute or claim concerning any Tax liability of the Company. SCHEDULE 4.1(g)(iii) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1994, identifies those Tax Returns that have been audited and identifies those Tax Returns that currently are the subject of audit. The Company has delivered to ASI correct and complete copies of all federal income Tax Returns and Texas corporate franchise Tax Returns, and all examination reports, and statements of deficiencies filed or assessed against or agreed to by the Company since December 31, 1994.

                     (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                     (v) Neither the Company nor any of the Shareholders has ever filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company has not been of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and have no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                     (vi) Upon the consummation of the Merger and disposition of the Common Stock by the ESOP, the Surviving Corporation will be required to pay an excise tax occasioned by the disposition of the Shares owned by the ESOP. The excise tax will be in the maximum amount of 10% of 2.1% of the value of all of the Shares as of the date of Closing, will be an obligation of the Surviving Corporation, and will be reflected as a liability in the Closing Date Balance Sheet.

                     (vii) SCHEDULE 4.1(g)(vii) sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit or excess charitable contribution allowable to the Company.

              (h)    ASSETS AND PROPERTIES.

                     (i) Except as set forth in SCHEDULE 4.1(h)(i), the Company has good title to (or, in the case of the assets that are leased, valid leasehold interests in) all the assets that are used by the Company in its business, free and clear of all Encumbrances (except for Permitted Encumbrances). Such assets consist of the tangible and intangible assets of the Company in existence as of the Closing Date. Such assets are all of the tangible and intangible assets used by the Company in its business as conducted by the Company since January 1, 1998. Such assets and any equipment leased by the Company from third parties encompass all equipment used by the Company to generate the income reflected in the financial statements attached as SCHEDULE 4.1(e)(i). SCHEDULE 4.1(h)(i) lists all the third party equipment leased by the Company as of the date of this Agreement. The Company does not lease any equipment from any of the Shareholders. All of the Company's tangible assets are located on the Premises, except for field equipment used on job sites in the ordinary course of business.

                     (ii) The Premises constitute all of the real property, buildings and improvements used by the Company in its business. The Premises are supplied with utilities and other services necessary for the operation of the Premises. To the best knowledge of each Shareholder, the Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation of the Premises and have been occupied, operated and maintained in accordance with applicable Legal Requirements. Neither any of the Shareholders, nor the Company has received notice of violation of any Legal Requirement or Permit relating to the condition or their operation of the Premises which has an adverse effect on the ability of the Company to utilize the Premises or requires the Company to incur expense in order to utilize the Premises.

                     (iii) The Company has received no notice from any party to any lease with respect to any Premises that such party has repudiated any provision of such lease, or that there are any disputes, oral agreements or continuing waivers in effect as to any such lease, and, to the best knowledge of the Shareholders, no such repudiation, dispute, agreement or waiver has occurred.

              (i) Attached as SCHEDULE 4.1(i) is a list of the following contracts and agreements not yet substantially performed to which the Company is a party:

                     (i) Any agreement (or group of related agreements) for the sale of goods or the furnishing of services involving reasonably anticipated total revenues in excess of $200,000;

                     (ii) Any agreement (or group of related agreements) for the purchase of goods or services involving reasonably anticipated total payments in excess of $200,000;

                     (iii) Any agreement (or group of related agreements) for the lease of personal property or real property to or from any Person providing for lease payments in excess of $5,000 per annum, other than agreements that may be terminated without cause and without penalty by the Company on 30 days or less notice to such Person;

                     (iv) All confidentiality and non-competition agreements, mortgages, deeds of trust, indentures, loan agreements, credit agreements, promissory notes and guaranties;

                     (v) Each note or account receivable from, loan or advance to, and agreement for the purchase, sale or lease of goods or services to or from, any of the Shareholders, or any Affiliate of the Shareholders, or any officer, director or employee of the Company; and

                     (vi) All guaranty, warranty and indemnity agreements provided or delivered by the Company to any of its customers (but excluding such agreements included as provisions in the service agreements with customers).

With respect to each such contract and except as disclosed on SCHEDULE 4.1(i):
(A) the contract is valid, in full force and effect, and enforceable in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law); (B) no action or claim is pending or, to the best knowledge of the Shareholders, threatened to revoke, modify, terminate or render invalid any such contract; and (C) to the best knowledge of the Shareholders, neither the Company, nor any other party is in breach or default in the performance of any of its respective obligations under, and, no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach or default on the part of a party to, such contract that is continued unremedied, except for breaches or defaults which will not have a material adverse effect on the business or properties of the Company. Copies of the contracts delivered to ASI are true and complete. The prepayment of the Company-to-Bank ESOP Debt, Company-to- Partnership ESOP Debt and the Line of Credit Notes is not prohibited and will not result in the imposition of any prepayment penalty or similar obligation.

Also set forth on SCHEDULE 4.1(i) is a list setting forth the following items:

                     (vii) All items of equipment, machinery and other tangible personal property of the Company (including that which, as of the date of this Agreement, has no book value), and the original cost, depreciation and book value (with such book value set forth on a projected basis as of December 31, 1998) of all such items which are included in the Latest Balance Sheet;

                     (viii) All Permits, licenses, Orders, registrations, certificates and similar rights of the Company;

                     (ix) The names and current rates of compensation as of March 31, 1998 of all employees of the Company whose annual rate of compensation is $40,000 or more;

                     (x) All items of Intellectual Property owned by the Company, or which are used by the Company in its business, and in each case where the Company is not the owner, the name of the owner of the Intellectual Property; and

                     (xi) The name of each bank or other financial institution or entity in which the Company has an account or safe deposit box (with the identifying account number or symbol) and the names of all persons authorized to draw on such account or to have access to such safe deposit box.

              (j)    LITIGATION; COMPLIANCE WITH APPLICABLE LAWS AND RIGHTS.

                     (i) There is no outstanding Order against, and, except as set forth on SCHEDULE 4.1(j)(i), there is no litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending or, to the best knowledge of the Shareholders, threatened against, the Company, its properties or its business.

                     (ii) Except as set forth on SCHEDULE 4.1(j)(ii), to the best knowledge of the Shareholders, the Company and its assets (including its Premises, facilities, machinery and equipment) are not in violation of any applicable Legal Requirement. Except as set forth in SCHEDULE 4.1(j)(ii), neither any of the Shareholders, nor the Company has received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement which has not been finally resolved on a basis that involves no continuing obligation or liability to the Company.

              (k) ACCOUNTS RECEIVABLE. The accounts receivable of the Company reflected on the Latest Balance Sheet and on the Closing Date Balance Sheet have arisen in the ordinary course of business and reflect bona fide business arrangements; no payor has given any of the Shareholders or the Company written notice of any inability to pay such account receivable in due course or of any claim or defense against payment of such account receivable; to the Shareholders' best knowledge, no oral statements to such effect have been made to any Shareholder or the Company; to the Shareholders' best knowledge, no basis exists for any payor to raise any claim or defense against payment with respect to any such account receivable; and SCHEDULE 4.1(k) sets forth a true and correct statement regarding the aging of such accounts receivable as of a date within 10 days of the date of this Agreement.

              (l) PRODUCT QUALITY, WARRANTY AND LIABILITY. No product or service provided or delivered by the Company to customers on or prior to the date of this Agreement is subject to any guaranty, warranty or other indemnity beyond the terms set forth in the written agreement with such customer or as may be imposed or required by any Legal Requirement. All product or service liability claims that have been asserted against the Company since January 1, 1998, or, regardless, of when it was asserted, which remains unresolved or which is the subject of an agreement by the Company to correct, whether covered by insurance or not and whether litigation has resulted or not, other than those listed and summarized on
SCHEDULE 4.1(j)(i), are listed and summarized on SCHEDULE 4.1(l).

              (m)    INSURANCE.  The Company has policies of insurance
(i) covering risk of loss on the Company's assets, (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all of which are set forth in SCHEDULE 4.1(k), which also includes the dates of coverage of such insurance. All such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision of such policies. To the best of Shareholders' knowledge neither the Company nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations under any such policy; no insurer under any such insurance policy has denied coverage or reserved against coverage concerning any claim made by the Company; and, to the best knowledge of the Shareholders, no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. All premiums which are due on such policies as of the date of this Agreement have been paid on such policies as of the date of this Agreement. All claims made during such five-year period with respect to any insurance coverage of the Company, other than claims made by or on behalf of employees of the Company or under the Company's health insurance policy and other than those described on SCHEDULE 4.1(l), are set forth on SCHEDULE 4.1(m).

              (n)    PENSION AND EMPLOYEE BENEFIT MATTERS.

                     (i) SCHEDULE 4.1(n) lists each Employee Benefit Plan of the Company and each entity which is a member of the controlled group with the Company (as defined under ERISA Section 4001(a)(14)) (the "Company Employee Benefit Plans") that: (A) is subject to any provision of ERISA; (B) is maintained, administered or contributed to by the Company or any controlled group member; (C) covers any employee or former employee of the Company or any controlled group entity; or (D) under which the Company or any controlled group entity has any liability to make contributions or pay benefits. Copies of the current versions of all such plans, summary plan descriptions, and, if applicable, related trust agreements, and all amendments of such plans have been delivered by the Shareholders to ASI and attached to this Agreement as part of
SCHEDULE 4.1(n), and the Shareholders have delivered to ASI the three most recent annual reports (Form 5500 including Schedule B if applicable) and summary annual reports prepared in connection with each such plan required to file an annual report.

                     (ii) The only Company Employee Benefit Plans that individually or collectively would constitute Employee Pension Benefit Plans are identified in SCHEDULE 4.1(n). No Company Employee Benefit Plan is subject to the Plan Termination Insurance provisions of Title IV of ERISA. The Company and each controlled group member have not incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

                     (iii) The Shareholders have delivered to ASI a current, complete and correct copy of the Company's Employee Manual (the "Manual"). Except as otherwise set forth in SCHEDULE 4.1(n) the Manual lists each written, and to the best knowledge of the Shareholders, each oral, employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, reduced interest or interest free loans, mortgages, relocation assistance or post-retirement insurance, compensation or other benefits that: (A) is not an Employee Benefit Plan; (B) is entered into, maintained or contributed to, by the Company and each controlled group member and (C) covers any employee or former employee of the Company or any controlled group member. Such contracts, plans and arrangements as are described in this Section are referred to collectively as the "Benefit Arrangements." Copies of each of these Benefit Arrangements either are set forth in full in the Manual or have been made available to ASI or are listed as "Other Benefit Arrangements" on SCHEDULE 4.1(n). The Company has no liability under any other Benefit Arrangements that no longer are in effect.

                     (iv) Except as set forth in any Company Employee Benefit Plan or Benefit Arrangement identified in SCHEDULE 4.1(n) and except as provided by a Legal Requirement or any collective bargaining agreement or any employment contract identified on SCHEDULE 4.1(n), the employment of all persons presently employed or retained by the Company is terminable at will.

                     (v) Except as expressly so identified in SCHEDULE 4.1(n), no Company Employee Benefit Plan is a "Multiemployer Plan."

                     (vi) No Company Employee Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Any assets of any Company Employee Benefit Plan that are subject to the trust requirement of ERISA Section 403 are held in trust in compliance with ERISA
Section 403.

                     (vii) Each Company Employee Benefit Plan that is an Employer Pension Benefit Plan is intended to be qualified within the meaning of
Section 401(a) of the Code ("Qualified") is so Qualified, has been so Qualified during the period from its adoption to date, has been administered in a manner that would not adversely affect its Qualified status and has received a currently effective determination letter (or a determination letter has been timely requested) from the Internal Revenue Service that the Plan is (or continues to be) currently Qualified for federal income tax purposes. The Company has delivered to ASI copies of such determination letters and any pending applications, and copies of such letters and applications have been attached to this Agreement as part of SCHEDULE 4.1(n). Each trust in which the assets of any such Employee Pension Benefit Plan are held is exempt from tax pursuant to Section 501(a) of the Code.

                     (viii) There have been no prohibited transactions with respect to any Company Employee Benefit Plan. No "Fiduciary" (as defined in
Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the best knowledge of the Shareholders is threatened. To the best knowledge of the Shareholders, there is no basis for any such action, suit, proceeding, hearing or investigation.

                     (ix) Except as set forth in SCHEDULE 4.1(n) The Company and each controlled group member do not maintain and have never maintained nor contribute, or ever have contributed, or ever have been required to contribute, to any Company Employee Benefit Plan providing health or medical benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B). No condition exists that would prevent the Company or any controlled group member from amending or terminating any Company Employee Benefit Plan or Benefit Arrangement providing health or medical benefits in respect of any active or retired employees of the Company or any controlled group member (other than in accordance with Code Section 4980B).

                     (x) Each Company Employee Benefit Plan and Benefit Arrangement has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all Legal Requirements, including but not limited to ERISA and the Code, that are applicable to such Plans. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Benefit Plan or Benefit Arrangement has made or will make the Company, any controlled group member, any officer or director of the Company or of any controlled group member subject to any liability under Title I of ERISA or any liability for any Tax under Section 4971, 4972, 4974 or Section 4975 through 4980B, inclusive, of the Code.

                     (xi) Any Company Employee Benefit Plan that is a "group health plan" (as defined in Code Section 5000(b)(l)) has been administered in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and nothing done or omitted to be done in connection with maintenance or administration of any Company Employee Benefit Plan that is a "group health plan" has made or will make the Company or any controlled group member subject to any liability under Title I of ERISA, excise Tax liability under Code Section 4980B or has resulted or will result in any loss of income exclusion for a participant under Code Sections 105(h) or 106.

                     (xii) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(a)(l) of the Code.

                     (xiii) The Company and each controlled group member have made, before the date of this Agreement, all required contributions and premium payments under each Company Employee Benefit Plan and Benefit Arrangement for all completed fiscal years including contributions that may not by law have otherwise been required to be made until the due date for filing the Tax Return for any completed fiscal year.

                     (xiv) Except as disclosed in SCHEDULE 4.1(n), there has not been with respect to the Company's or any controlled group member's active or retired employees, any amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan or Benefit Arrangement that would increase the expense of maintaining or funding benefits under such Company Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect of such for the fiscal year ended on December 31, 1997, except as set forth in SCHEDULE 4.1(n).

                     (xv) No condition (other than pursuant to a Legal Requirement) exists that would have prevented the Company from terminating any Company Employee Benefit Plan, prior to the date of this Agreement other than the imposition of an excise tax that will arise from the sale of the Common Stock by the ESOP. Except as otherwise provided in this Agreement or any employment contract entered into upon the Closing of the transactions contemplated by this Agreement, the Shareholders acknowledge that ASI will have no obligation to any of the Shareholders (other than pursuant to a Legal Requirement) to employ any employee of the Company or to continue any Company Employee
Benefit Plan, and will have no liability to any of the Shareholders under any plan or arrangement maintained by the Company for the benefit of any employee.

                     (xvi) Except as set forth in SCHEDULE 4.1(n) There are no retired employees of the Company or any controlled group member who are receiving or are entitled to receive any payments from the Company or any controlled group member which are not fully funded by an Employee Pension Benefit Plan of the Company or a controlled group member.

              (o) EMPLOYEES AND LABOR. Since April 30, 1998, the Company has not received any notice, and to the best knowledge of the Shareholders, there is no reason to believe that any executive or key employee of the Company, or any group of employees of the Company, has any plans to terminate his, her or its employment with the Company, except as set forth in SCHEDULE 4.1(o). No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Company, and, if such person becomes an employee of ASI, to the affairs of ASI after the date of this Agreement. The Company will not be required to give any notice under the Worker Adjustment and Retraining Notification Act, as amended, or any similar Legal Requirement as a result of this Agreement, the Other Shareholder Agreements or the transactions contemplated by them. Except as set forth in SCHEDULE 4.1(o), the Company does not have any pending, or to the best of Shareholders' knowledge, threatened labor relations problems or disputes, and the Company has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company is not a party to and is not bound by any collective bargaining agreement, there is no union or collective bargaining unit at the Company's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of the Company.

              (p) CUSTOMER RELATIONSHIPS. SCHEDULE 4.1(p) lists each customer (the "Principal Customers") that individually or with its Affiliates accounted for a Contract Value of $300,000 or more. To the best knowledge of the Shareholders and except as set forth in SCHEDULE 4.1(p), the Company has good commercial working relationships with the Principal Customers. Since December 31, 1997, no Principal Customer has canceled or otherwise terminated its relationship with the Company, materially decreased or limited its contribution of revenue to the Company, or indicated an intention to take any such action. Except as set forth in SCHEDULE 4.1(p), none of the

Shareholders has any basis to anticipate any material problems with the Company's customer, supplier or business relationships. None of the Shareholders have received written or oral communication from a Principal Customer that the execution and delivery of this Agreement by either party or the consummation of the transactions contemplated by this Agreement will cause such Principal Customer to terminate or materially reduce the service provided by the Company under its agreements with such Principal Customer after the date of this Agreement (other than in connection with normal rundowns in services provided as a result of the completion of services contemplated in such Agreements).

              (q) ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all Environmental Laws, except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate,
(i) has not had and will not have any material Adverse Consequences, and (ii) will not necessitate any material expenditure by or on behalf of the Company. The Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle hazardous wastes, hazardous materials and hazardous substances (as those terms and any similar terms are defined in any Environmental Law, and which are referred to in this Agreement as "Hazardous Wastes, Hazardous Materials and Hazardous Substances"), a list of all of which permits and approvals is set forth on SCHEDULE 4.1(q), and has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. There is no on-site or offsite location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company, ASI or the Surviving Corporation for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury. The Company does not have any contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

              (r) INTELLECTUAL PROPERTY. The Company owns or has the legal right to use each item of Intellectual Property required to be identified on
SCHEDULE 4.1(i). Except as set forth on SCHEDULE 4.1(r), the sale of the Shares to ASI will not affect the Company's right to use any such Intellectual Property. To the best knowledge of the Shareholders, the continued operation of the business of the Company as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any

Intellectual Property rights of another Person. To the best knowledge of the Shareholders, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company. Except as set forth on SCHEDULE 4.1(i), the Company has not granted any license, sublicense or permission with respect to any Intellectual Property owned or used in the Company's business.

              (s) BROKERS. The Company retained Duncan-Smith Co. ("Duncan") to act on its behalf in negotiations relative to this Agreement and the transactions contemplated by this Agreement, and a brokerage fee of $142,500 is payable to Duncan, which fee is payable by the Company. No other amounts are payable to Duncan in connection with the Merger or otherwise.

              (t) DISCLOSURE. In connection with the Merger and the conversion of the Shares under this Agreement, each Shareholder has complied with the requirements of Rule 10b-5 of the Securities and Exchange Commission.

       4.2 REPRESENTATIONS AND WARRANTIES OF ASI AND HOLDINGS. ASI and Holdings jointly and severally represent and warrant to the Shareholders as follows, as of the date of this Agreement:

              (a) ORGANIZATION AND QUALIFICATION, ETC. ASI and Holdings are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and of the State of Texas, respectively, and have corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted. ASI and Holdings are duly qualified to do business and are in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business or properties of ASI or Holdings.

              (b) AUTHORITY RELATIVE TO AGREEMENT. ASI and Holdings have full and absolute right, power and authority to execute, deliver and perform this Agreement and any Other ASI Agreements to which they are a party, and to consummate the transactions contemplated on their part by this Agreement and the Other ASI Agreements. The execution and delivery of this Agreement by ASI and Holdings, and the consummation by ASI and Holdings of the transactions contemplated on their part by this Agreement and the Other ASI Agreements have been duly authorized by ASI's board of directors and Holdings' board of directors. No other corporate approvals on the part of the board of directors or shareholders of either ASI or Holdings are necessary to authorize the execution and delivery of this Agreement and the Other ASI Agreements. This Agreement and any Other ASI Agreements to which they are a party have been duly executed and delivered by ASI and Holdings and, assuming the due authorization, execution and delivery of this Agreement and the Other ASI Agreements by the other parties to such agreements, are valid and binding agreements, enforceable against ASI and Holdings in accordance with their respective terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

              (c) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement and the Other ASI Agreements and the consummation of the transactions contemplated by this Agreement and by the Other ASI Agreements will not, (i) violate any provision of the articles of incorporation or bylaws of either ASI or Holdings, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any encumbrance upon any of the property of ASI or Holdings pursuant to any provision of any mortgage or lien or lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which ASI or Holdings is a party or by which any of their assets are bound and do not and will not violate or conflict with any other material restriction of any kind or character to which either ASI or Holdings is subject or by which any of their assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or lease, agreement, license or instrument to which either ASI or Holdings is a party or (iii) violate any Legal Requirement to which either ASI or Holdings is subject. Neither ASI nor Holdings is a party to any litigation or proceeding (and, to the best knowledge of ASI and Holdings, no such litigation or proceeding has been threatened), that seeks to prohibit or delay, or that seeks damages as a result of, the execution and delivery of this Agreement by ASI and Holdings or the consummation of the transactions contemplated by this Agreement.

              (d) GOVERNMENT APPROVALS. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the Other ASI Agreements by ASI and Holdings, the execution and delivery of this Agreement by ASI and Holdings, and the consummation by ASI and Holdings of the transactions contemplated by this Agreement and the Other ASI Agreements.

              (e) SEC REPORTS. ASI has filed (and has provided the Company with copies of all required forms, reports and documents which it has been required to file with the Securities and Exchange Commission (the "Commission") since
September 30, 1997 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. As of their respective dates, the SEC Reports, including, without limitation, any financial statements or schedules included in such financial statements, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such financial statements or necessary in order to make the statements in such financial statements, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Report, any statement or omission in such SEC Report that has been corrected or otherwise disclosed in a subsequent SEC Report. The audited financial statements of ASI in its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, and the unaudited interim financial statements of ASI in its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997, and March 31,
1998, have been prepared in accordance with GAAP, fairly present the consolidated financial position of ASI and its subsidiaries as of the dates of such statements and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of certain footnote disclosures in the case of any unaudited interim financial statements).

              (f) CAPITALIZATION OF ASI. As of the date of this Agreement, the authorized capital stock of ASI consists of 100,000,000 shares of common stock, of which approximately 6,294,535 shares are validly issued and outstanding, fully paid and nonassessable, and 2,500,000 shares of preferred stock, no par value, none of which is outstanding. Except pursuant to ASI's employee stock option and restricted stock purchase plans, as of the date of this Agreement, ASI has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from ASI, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

              (g) CAPITALIZATION OF HOLDINGS. As of the date of this Agreement, the authorized capital stock of Holdings consists of 1,000 shares of common stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable. As of the date of this Agreement, Holdings has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Holdings, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

              (h) NASDAQ. The shares of Common Stock to be issued to the Shareholders at the Closing will be issued in compliance with all requirements necessary for the shares of Common Stock to be quoted on the NASDAQ national market.

              (i) COMMON STOCK ISSUED TO THE SHAREHOLDERS. The shares of Common Stock to be issued to the Shareholders as consideration in accordance with Article II have been duly and validly authorized for issuance by ASI and, when the shares of Common Stock are issued and delivered to the Shareholders as provided by this Agreement, such shares will have been validly issued, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights. The Common Stock issued to the ESOP will be freely tradable upon registration in accordance with the terms of the Registration Rights Agreement.

              (j) ABSENCE OF MATERIAL ADVERSE CHANGE. Since April 30, 1998, to the date of this Agreement, ASI has not experienced any material adverse change to its assets, its business, or its business prospects. As of the date of this Agreement, there is no existing event or condition as to which ASI is required to file a Current Report on Form 8-K, and no pending transactions (other than the transaction contemplated by this Agreement) or anticipated events or conditions that would require the filing of a Current Report on Form 8-K, which has not previously been disclosed in the SEC Reports.

              (k) BROKERS. ASI retained Dain Rauscher Incorporated ("Dain") to act on its behalf in negotiations relative to this Agreement and the transactions contemplated by this Agreement. Any finder's fee, brokerage commission, or similar payment owed to Dain will be paid by ASI.

       4.3 REPRESENTATIONS AS TO KNOWLEDGE. Any representation and warranty made in Article IV to the "best knowledge" of a party means matters actually known by such party and matters which would come to such party's attention in the course of exercising reasonable diligence in the operation of such party's business ("Constructive Knowledge"), including (i) in the case of the Shareholders, inquiry of Martin Epner, Albert Naumann III, Dan DeCourcy, Don Fryhover, Kenneth Clifford, John Federowicz, Linda Kane, and Wendy Martin and (ii) in the case of ASI and Holdings, inquiry of Sidney V. Corder, Scott C. Benger, John J. Dillon, III, and Randal J. Sage. Any matter that is within the actual knowledge or Constructive Knowledge of any Shareholder will be deemed to be within the best knowledge of all of the Shareholders. Any matter that is within the actual knowledge or Constructive Knowledge of Sidney V. Corder, Scott C. Benger, John J. Dillon, III, or Randal J. Sage will be deemed to be within the best knowledge of ASI and Holding.

                                      ARTICLE V.
                         ADDITIONAL COVENANTS AND AGREEMENTS

       5.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Date, except as otherwise contemplated by this Agreement and except for changes that the Company reasonably determines to be necessary and prudent business practice that are not material and as to which the Company gives prior notice to ASI, the Shareholders will cause the Company to, and the Company will: conduct its respective operations according to its ordinary and usual course of business; use its commercially reasonable efforts to preserve substantially intact its respective business organization; keep available the services of its officers and employees; maintain its respective present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it; and confer with representatives of ASI to keep them informed with respect to the general status of the on-going operations of the business of the Company.

       5.2 ACCESS TO INFORMATION. During the period from the date of this Agreement to the Effective Date, the Shareholders will cause the Company to, and the Company will: provide access to ASI to the business and properties of the Company and information concerning their respective financial and legal condition, as ASI deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement (but such access will be during normal business hours and will not interfere with normal operations of the Company); permit ASI and its authorized representatives, including its independent accountants and counsel, after the date of this Agreement and until the Effective Date, full access to the premises, books and records of the Company during normal business hours; and furnish ASI with such financial and operating data and other information with respect to the business and properties of the Company, as ASI from time to time reasonably requests. During the period from the date of this Agreement to the Effective Date, ASI will provide the Company with access to any information relating to ASI's and Holdings' financial and legal condition and such other information concerning ASI and Holdings as reasonably requested by the Company in connection with the transactions contemplated by this Agreement.

       5.3 CONSENTS AND AUTHORIZATIONS. As soon as practicable, each of the parties to this Agreement will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

       5.4 NON-ASSIGNABLE LICENSES, LEASES AND CONTRACTS. As soon as practicable, the Shareholders and the Company will use their commercially reasonable efforts to obtain and deliver to ASI at or prior to the Effective Date such consents, approvals or waivers as are required in order that any contract listed on
SCHEDULE 4.1(i) (other than the contract with First Energy (Ohio Edison), as to which the provisions of Section 6.1(m) apply) which would be breached or violated, or would give any other party the right to cancel the same, as a result of the occurrence of the Merger under this Agreement, will not be so breached or violated or result in such right of cancellation.

       5.5 VOTE OF ESOP PARTICIPANTS. As soon as practicable, the Company and each of the Shareholders will cause the Company Disclosure Documents to be prepared and to be delivered to the Persons who have authority under the terms of the ESOP to vote the Allocated Shares concerning the approval or non-approval of the Merger, to deliver the ASI Disclosure Documents to such Persons, and to cause a vote to occur by such Persons concerning the Merger. As soon as practicable, ASI will prepare the ASI Disclosure Documents and will make such filings as are necessary to satisfy the registration requirements of, or an exemption from, the Securities Act of 1933 and applicable state law. The Company Disclosure Documents are subject to the approval of ASI and the ASI Disclosure Documents are subject to the approval of the Shareholders, such approvals not to be unreasonably withheld. The Independent Fiduciary prior to the Closing will direct the ESOP Trustee not to cause the ESOP to exercise dissenters' rights under the Business Corporation Act, Article 5.11. Albert Naumann III prior to the Closing will instruct the Independent Fiduciary to direct the ESOP Trustee to vote all of his Shares held by the ESOP in favor of the Merger, and will take any additional steps as may be necessary with respect to such Shares to cause the Merger to occur.

       5.6 NOTIFICATIONS OF EXCEPTIONS. The Company and each of the Shareholders will notify ASI, within two business days (and in any event prior to the Closing Date) after any of them has become aware of such matters, concerning any exception to any of the representations and warranties set forth in Section 4.1, to the extent any such exception arises, or the Company or any such Shareholder otherwise becomes aware of such exception, from the date of this Agreement through the Closing Date. Such notice will include a description in reasonable detail of the facts and circumstances that cause there to be an exception to such representations and warranties ASI and Holding will notify the Company and the Shareholders Agent, within two business days (and in any event prior to the Closing Date) after any of them has become aware of such matters, concerning any exception to any of the representations and warranties set forth in Section 4.2, to the extent any such exception arises, or ASI or Holding otherwise becomes aware of such exception, from the date of this Agreement through the Closing Date. Such notice will include a description in reasonable detail of the facts and circumstances that cause there to be an exception to such representations and warranties.

       5.7 STANDSTILL PROVISIONS. During the period from the date of this Agreement through the Effective Date, except as otherwise contemplated by this Agreement, the Shareholders will cause the Company not to, and the Company will not:

              (a) make any change in its articles of incorporation or by-laws;

              (b) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

              (c) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

              (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except in the normal course of business consistent with past practice in an amount not in excess of $25,000;

              (e) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $25,000 necessary or desirable for the conduct of the businesses of the Company, (ii) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (ii) being referred to in this Agreement as "Statutory Liens");

              (f) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

              (g) negotiate for the acquisition of any business or the start-up of any new business;

              (h) merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity;

              (i) waive any material rights or claims, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (j) commit a material breach or amend or terminate any material agreement, permit, license or other right;

              (k) enter into any other transaction outside the ordinary course of its business or prohibited under this Agreement; or

              (l) increase or commit to any increase in the salary, bonus, commission or other compensation of any officer, director, employee or agent of the Company, except as disclosed on SCHEDULE 5.7(k).

Furthermore, the Company will cause the ESOP not to increase the amount of ESOP-to-Company ESOP Debt, allocate shares to participants outside the ordinary course, or take any other action regarding the ESOP outside the ordinary course.

       5.8 NO-SHOP. None of the Shareholders or the Company will, and each of the Shareholders and the Company will cause each of their agents, officers, directors, trustees or any representative not to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Effective Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

              (a) solicit or initiate the submission of proposals or offers from any person for,

              (b)    participate in any discussions pertaining to, or

              (c) furnish any information to any person other than ASI or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company. If any of the Shareholders, the Company, or if any agent, officer, director, trustee or any representative of any of the foregoing receives a proposal or offer relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company, the Shareholders will immediately notify ASI and will promptly provide to ASI a copy of any documents relating to such proposal or offer.

       5.9 PRESS RELEASES AND ANNOUNCEMENTS. During the period from the date of this Agreement to the Effective Date, ASI may issue press releases and may make such public announcements or filings as it reasonably believes are required by law. The parties have approved the press release to be published on June 12, 1998, in the form of EXHIBIT 5.9.

       5.10 RULE 144 SALES. ASI will provide Shareholders with all information relating to ASI which may be reasonably necessary in order to permit the Common Stock to be sold in accordance with the terms of the Lock-Up Agreement and Rule 144.

       5.11 TERMINATION OF ESOP. Immediately prior to the Closing Date, the Company will terminate the ESOP by appropriate action and will provide evidence of such termination to ASI. After the Effective Date, ASI will cause all assets of the ESOP (other than the 401(k) assets of the ESOP) to be distributed to the participants of the ESOP in accordance with the terms of the ESOP, and will permit such participants to directly rollover the 401(k) assets of the ESOP (other than the Common Stock in such accounts) to the 401(k) plan of ASI or to receive a distribution of such 401(k) assets. ASI will use reasonable efforts to obtain a determination letter from the Internal Revenue Service concerning such termination, and to cause the foregoing distributions to be made promptly thereafter.

       5.12 PAYMENT OF SERP LIABILITY. ASI will cause Surviving Corporation, within 180 days after the adjustment Date, to pay to Martin Epner the liability owing to Martin Epner under the SERP, as reflected on the Closing Date Balance Sheet.

       5.13 TAX COVENANT. ASI will continue the Company's historic business or use at least a significant portion of the Company's historic business assets in a business, in each case as conducted or held by the Company at the time of the Merger and in each case within the meaning of Treasury Regulation 1.368-1(d) under Section 368 of the Code.

       5.14 GAINSHARE PROGRAM. ASI will cause the surviving Corporation to pay the "GainShare" to employees under the Company's gainshare plan for the first quarter of 1998 in July 1998 and for the second quarter in October, 1998, in the amounts set forth in SCHEDULE 5.7(h); no gainshare will be accrued for the month of June 1998.

       5.15 ASSURANCES. Each party will take all actions reasonably necessary to consummate the transactions contemplated by this Agreement.


                                     ARTICLE VI.
                                 CONDITIONS PRECEDENT

       6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ASI. The obligations of ASI and Holdings to consummate the Merger under this Agreement are subject to the satisfaction or waiver by ASI prior to or on the Effective Date of each of the following conditions:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Shareholders contained in this Agreement or in any closing certificate or document delivered to ASI pursuant to this Agreement are true and correct at and as of the Effective Date as though made at and as of that time, other than such representations and warranties as are specifically made as of another date (which representations and warranties are true and correct at and as of the date made), and the Company and the Shareholders will each have delivered to ASI a certificate to that effect.

              (b) COMPLIANCE WITH COVENANTS. The Company and the Shareholders have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by them at or prior to the Effective Date, and the Company and the Shareholders each have delivered to ASI a certificate to that effect.

              (c) ALL PROCEEDINGS TO BE SATISFACTORY. The Articles of Merger have been filed and accepted by the Texas Secretary of State. ASI has received certified or other copies of all documents relating to the Company and the Shareholders incident to the transactions contemplated by this Agreement as ASI may reasonably request and such documents are reasonably satisfactory in form and substance to ASI.

              (d) OPINION OF COUNSEL FOR THE COMPANY AND THE SHAREHOLDERS. ASI has received the favorable opinion of Chucker & Reibach, special counsel to the Company and the Non-ESOP Shareholders, dated the Effective Date, substantially in the form and to the effect set forth in EXHIBIT 6.1(d).

              (e) OPINION OF COUNSEL FOR THE ESOP. ASI has received the favorable opinion of Menke & Associates, special counsel to the ESOP, such opinion dated the Effective Date, and substantially in the form and to the effect set forth in EXHIBIT 6.1(e).

              (f )   LEGAL ACTIONS OR PROCEEDINGS.  No legal action or
proceeding has been instituted after the date of this Agreement against the Company or any Shareholder, or against ASI or Holdings, arising by reason of the Merger pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (ii) to have a material adverse effect on the Company or ASI.

              (g) WAIVER OF DISSENTERS' RIGHTS. Each of the Non-ESOP Shareholders has delivered to ASI, at the time of the signing of this Agreement, a letter dated as of the date of this Agreement, in form and substance reasonably satisfactory to ASI, to the effect that each such Non-ESOP Shareholder waives all dissenters' rights under the Texas Business Corporation Act, Article 5.11.

              (h) INVESTOR REPRESENTATION LETTER. Each of the Shareholders has delivered to ASI, at the time of the signing of this Agreement, a letter dated as of the date of this Agreement, in form and substance reasonably satisfactory to ASI, to the effect that each such Shareholder is knowledgeable about the business of ASI and of the Company.

              (i) REGISTRATION RIGHTS AGREEMENTS. The pertinent parties have entered into Registration Rights Agreement #1 and Registration Rights Agreement #2.

              (j) SUPPORTING DOCUMENTS. On or prior to the Effective Date, ASI has received copies of the following supporting documents:

                     (i) (A) copies of the Articles of Incorporation of the Company, and all amendments thereto, certified as of a recent date by the Secretary of State of Texas and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company and (if available in Texas) listing all documents of the Company on file with said Secretary; and

                     (ii) certificates of the Secretary or an Assistant Secretary of the Company, dated the Effective Date and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since December 31, 1997; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors and the Shareholders of the Company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate (if any) delivered pursuant to clause (B) above; and (D) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any certificate or instrument furnished pursuant to this Agreement, and a certificate by another officer of the Company as to the incumbency and signature of the officer signing the certificates referred to in this paragraph (ii).

              (k) TAX MATTERS. The Shareholders have delivered to ASI Colorado Tax Representation Letters, in form of EXHIBIT 6.1(k), and an affidavit of non-foreign status with respect to each Shareholder and the Company, in the form required by

Section 1445 of the Code and the regulations thereunder, signed under penalties of perjury. The Shareholders understand that such affidavits will be retained by ASI and will be made available to the Internal Revenue Service upon request.

              (l) GOVERNMENTAL APPROVALS. All consents and approvals described in Section 5.3 have been obtained, in form and substance reasonably satisfactory to ASI.

              (m) FIRST ENERGY (OHIO EDISON) LETTER. The Company has obtained from First Energy (Ohio Edison) an executed letter in the form of
EXHIBIT 6.1(m), with only such changes as are satisfactory to ASI in form and substance.

              (n) ESCROW AGREEMENT. The parties have entered into the Escrow Agreement.

              (o) BUY-OUT OF OPTIONS. The Company and the Option Holders have entered into the Option Buy Out Agreement.

              (p) LOCK-UP AGREEMENT. ASI and the Shareholders have entered into the Lock-Up Agreement.

              (q) RETIREMENT OF ESOP DEBT. The ESOP has committed, in a manner satisfactory to ASI, to using cash consideration received in the Merger and allocable to the Unallocated Shares to fully retire the ESOP-to-Company ESOP Debt.

              (r) EMPLOYMENT AND RELATED CONTRACTS. Each of Albert Naumann III, Donald Fryhover, Dan DeCourcy, John Federowicz, and Ken Clifford has entered into an employment agreement with ASI, Martin Epner has entered into a Consulting Agreement with ASI, and Sheldon Braverman has entered into a covenant not to compete, each of which contracts to be in the form of the various agreements attached as EXHIBIT 6.1(r).

              (s) TAX OPINION. ASI has received from Sherman & Howard L.L.C. an opinion, reasonably satisfactory to ASI, to the effect that the Merger will qualify as a tax-free "reorganization" under Section 368(a)(1)(A) and (a)(2)(D) of the Code.

              (t) DISSENTERS RIGHTS. The ESOP has waived dissenters rights under the Texas Business Corporation Act, Article 5.11, in a manner satisfactory to ASI in its sole discretion.

All such documents must be reasonably satisfactory in form and substance to ASI.

       6.2    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE

SHAREHOLDERS. The obligations of the Company and the Shareholders to consummate the Merger under this Agreement are subject to the satisfaction in all material respects or waiver by the Shareholders' Agent prior to or on the Effective Date of each of the following conditions:

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of ASI and Holdings contained in this Agreement or in any closing certificate or document delivered to the Company and/or the Shareholders pursuant to this Agreement are true and correct on and as of the Effective Date as though made at and as of that date, other than such representations and warranties as are specifically made as of another date (which representations and warranties are true and correct at and as of the date made), and ASI has delivered to the Shareholders and the Company a certificate to that effect.

              (b) COMPLIANCE WITH COVENANTS. ASI has performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by ASI and/or Holdings on or prior to the Effective Date, and ASI has delivered to the Company and the Shareholders a certificate to such effect.

              (c) ALL PROCEEDINGS TO BE SATISFACTORY. The Company and the Shareholders have received all such counterpart originals or certified or other copies of all documents relating to ASI incident to the transactions contemplated by this Agreement and by the Registration Rights Agreement as the Company and the Shareholders may reasonably request and such documents are reasonably satisfactory in form and substance to the Company and the Shareholders.

              (d) OPINION OF COUNSEL FOR ASI. The Company and the Shareholders have received the favorable opinion of Sherman & Howard L.L.C., counsel to ASI, dated the Effective Date, substantially in the form and to the effect set forth in EXHIBIT 6.2(d).

              (e) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding has been instituted that is reasonably likely to (i) restrain, prohibit, violate or otherwise affect the consummation of the transactions contemplated by this Agreement or (ii) have a material adverse effect on ASI.

              (f )   SUPPORTING DOCUMENTS.  On or prior to the Effective
Date, the Company, the Shareholders have received copies of the following supporting documents:

                     (i) (A) copies of the Articles of Incorporation of ASI and Holdings, and all amendments thereto, certified as of a recent date by the Secretary of

State of the State of Colorado, in the case of ASI, or by the Secretary of State of the State of Texas, in the case of Holdings, and (B) a certificate of said Secretaries dated as of a recent date as to the due incorporation and good standing of ASI and Holdings, as the case may be, and listing all documents of the relevant company on file with said Secretary; and

                     (ii) a certificate of the Secretary or an Assistant Secretary of each of ASI and Holdings dated the Effective Date and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the particular company as in effect on the date of such certification and at all times since December 31, 1997 (or since inception, in the case of Holdings); (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the particular company authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation of the particular corporation have not been amended since the date of the last amendment referred to in the certificate (if any) delivered pursuant to clause (B) above; and (D) as to the incumbency and specimen signature of each officer of the particular company executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

              (g) REGISTRATION RIGHTS AGREEMENTS. The pertinent parties have entered into Registration Rights Agreement #1 and Registration Rights Agreement #2.

              (h) ESCROW AGREEMENT. The parties have entered into the Escrow Agreement.

              (i) LOCK-UP AGREEMENT. ASI and the Shareholders have entered into the Lock-Up Agreement.

              (j) OPTION BUY OUT AGREEMENT. The Company and the Option Holders have entered into the Option Buy Out Agreement.

              (k) RETIREMENT OF DEBT. ASI has committed, in a manner satisfactory to Shareholders, to direct the Surviving Corporation to pay the Company-to-Bank ESOP Debt and the Company-to-Partnership ESOP Debt immediately following Closing.

              (l) LINE OF CREDIT NOTES. The Shareholders' Agent has received from Surviving Corporation evidence that either (i) the Line of Credit Notes have been paid in full or provision for such payment at Closing has been made, or (ii) all personal guarantees of the Line of Credit Notes have been canceled and delivered to the

Shareholder's Agent.

              (m) EMPLOYMENT AND RELATED CONTRACTS. ASI has entered into an employment contract or a consulting agreement with each of Albert Naumann III, Donald Fryhover, Dan DeCourcy, John Federowicz, and Ken Clifford, and Martin Epner has entered into a Consulting Agreement with ASI, each of which contracts to be in the form of the various agreements attached as EXHIBIT 6.1(r).

              (n) TAX OPINION. The Company and the Shareholders have received from Sherman & Howard L.L.C. an opinion, reasonably satisfactory to the Shareholders' Agent, to the effect that the Merger will qualify as a tax-free "reorganization" under Section 368(a)(1)(A) and (a)(2)(D) of the Code.

All such documents must be reasonably satisfactory in form and substance to the Company and the Shareholders.


                                     ARTICLE VII.
                                 CLOSING; TERMINATION

       7.1 CLOSING. The consummation of the transactions contemplated by this Agreement ("Closing") will occur at the offices of the Company on the date and time specified by ASI by notice given to the Shareholders' Agent (the "Closing Date"), but such date must be between June 26, 1998, and July 10, 1998, inclusive, and the actual Closing Date must be specified by ASI by notice to the Shareholders' Agent not later than one business day prior to the Date of Closing.

       7.2 DELIVERY OF CERTIFICATES. At the Closing, (a) the Shareholders will deliver to ASI the certificates representing the Shares, duly endorsed in blank by the Shareholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense, affixed and canceled, and (b) ASI will deliver to the Shareholders certificates representing the Common Stock and ASI's check or checks in payment of the cash portion of the Merger consideration. Any cash payments will be wired to the Shareholders pursuant to wiring instructions provided by the Shareholders' Agent. The Shareholders agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Shares or with respect to the stock powers accompanying any Shares.

       7.3 TERMINATION. (a) If the Closing has not occurred by July 10, 1998, any party may terminate this Agreement by notice to the other parties, but any such termination will not relieve any party (including the terminating party) from liability for any breach of this Agreement occurring prior to such termination.

       (b) If on June 26, 1998, the closing price of the Common Stock on Nasdaq, when multiplied by the number of shares of Common Stock to be issued to the ESOP under Section 2.6(a)(ii), plus the cash payable to the ESOP under
Section 2.6(a)(ii), does not equal at least $5,266,123 (such closing price being referred to as the "Target Price"), then ASI, upon notice to the Shareholders' Agent (given not later than June 27, 1998), may terminate this Agreement, without liability (but any such termination will not relieve any party, including ASI, from liability for any breach of this Agreement occurring prior to such termination), or ASI may issue such number of additional shares of Common Stock to the ESOP such that the sum of the shares of Common Stock to be issued to the ESOP under Section 2.6(a)(ii), plus such number of additional shares of Common Stock, multiplied by the closing price of the Common Stock on the Business Day prior to the Closing Date, plus the cash payable to the ESOP under Section 2.6(a)(i), equals $5,266,123. If, under the provisions of the first sentence of this Section 7.3(b), ASI does not elect to terminate this Agreement on June 27, 1998, or to issue such additional shares of Common Stock, and if on none of the Business Days between June 26, 1998, and July 9, 1998, inclusive (the "Closing Period"), the closing price of the Common Stock on Nasdaq equals or exceeds the Target Price, then ASI, upon notice to the Shareholders' Agent (given not later than July 10, 1998), may terminate this Agreement, without liability (but any such termination will not relieve any party, including ASI, from liability for any breach of this Agreement occurring prior to such termination). If ASI, under the provisions of the first sentence of this Section 7.3(b), has not elected to terminate this Agreement on June 27, 1998 or to issue such additional shares of Common Stock, and if at any time during the Closing Period, the Target Price is reached, ASI will have no right to terminate this Agreement under this Section 7.3(b), and, if all the other conditions to ASI's obligations to consummate the transactions under this Agreement have been satisfied, ASI will be obligated to consummate the transactions contemplated by this Agreement on the next Business Day after such Target Price is reached during the Closing Period. Under any circumstance in which a closing occurs and the closing price of the Common Stock on Nasdaq on the Business Day prior to the Closing Date does not equal or exceed the Target Price, then ASI will issue such number of additional shares of Common Stock such that the sum of the shares of Common Stock to be issued to the ESOP under Section 2.6(a)(ii), plus such number of additional shares of Common Stock, multiplied by the closing price of the Common Stock on Nasdaq on the Business Day prior to the Closing Date, plus the cash payable to the ESOP under Section 2.6(a)(i), equals $5,266,123.


                                    ARTICLE VIII.
                                POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following Closing.

       8.1 FURTHER ASSURANCES. If after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification for such action under Article
IX). Such further action includes, but is not limited to, the execution and delivery of additional instruments and documents and the use of the Shareholders' reasonable best efforts to obtain any requested consent or approval from a Principal Customer.

       8.2 COOPERATION. If and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Company's assets or business, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification under Article IX).

       8.3    POST-CLOSING ANNOUNCEMENTS.  Following Closing, the
Shareholders will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of ASI and the Shareholders' Agent.

       8.4 FINANCIAL STATEMENTS. The Shareholders will, upon request of ASI, cooperate with ASI to produce such historical and on-going financial statements and audits concerning the Company as ASI may request, all at the sole cost and expense of ASI.

       8.5 ACCESS TO BOOKS AND RECORDS. Following the Closing, ASI and Holdings will permit the Shareholders and their authorized representatives, during normal business hours and upon reasonable notice, to have access to, and examine and make copies of, all books and records of the Company which relate to transactions or events occurring on or prior to the Closing Date and transactions or events occurring subsequent to the Closing Date which are related to or arise out of transactions or events occurring prior to the Closing Date, to the extent reasonably necessary for the Shareholders to defend any claim for indemnification under this Agreement, or to prepare any tax return or effectively defend any tax audit or claim relating to periods prior to the Closing.

       8.6    CERTAIN TAX MATTERS.

              (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. ASI will prepare or cause to be prepared and filed or caused to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Tax returns relating to periods ending on or prior to the Closing Date will be prepared by KPMG Peat Marwick.
 ASI will permit the Shareholders' Agent to review and comment on each such Tax Return described in the preceding sentence prior to filing. In the event the Shareholders' Agent does not agree with any Tax Return prepared by ASI, Shareholders' Agent will notify ASI within 20 days after receipt of such Tax Return. Upon ASI's receipt of such notice, the parties will endeavor to reach an agreement on the disputed item(s) in the Tax Return. If ASI and the Shareholders' Agent are unable to resolve the dispute, then the Shareholders will reimburse ASI for the Taxes of the Company that Shareholders' Agent believes are due. Any excess disputed amount will be submitted by ASI as a claim to the Escrow Agent and will be resolved in accordance with the terms of the Escrow Agreement. The Shareholders will reimburse ASI for any undisputed Taxes of the Company and its subsidiaries with respect to such periods within 15 days after payment by ASI of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet.

              (b) COOPERATION ON TAX MATTERS. ASI, Holdings, the Shareholders, and the Shareholders' Agent will cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Subsection. ASI and the Shareholders agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by ASI or the Shareholders' Agent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to the transferring, destroying or discarding of any such books and records, and, if any of the other parties so request, to allow such other parties to take possession of such books and records. ASI, the Shareholders, and the Shareholders' Agent further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including without limitation, with respect to the transactions contemplated by this Agreement.

       8.7 EMPLOYEE MATTERS. The employees of the Company will become employees of the Surviving Corporation following the Merger, and such employment will be employment at will or in accordance with contracts in effect at the Effective Date. Surviving Corporation recognizes that employees of the Company have accrued unused vacation as of the date of the Merger. Surviving Corporation acknowledges the liability for accrued unused vacation and will permit such employees to use such unused vacation time over a reasonable period after the Closing. Thereafter, for so long as the employees of the Surviving Corporation are employed by the Surviving Corporation, and except to the extent that any of them may have written employment agreements with ASI that provide to the contrary, (a) ASI may cause them to be paid, depending on their duties and responsibilities, in accordance with the compensation policies of ASI, with respect to its employees generally; (b) the Company's employee benefit plans may be terminated as soon as practicable after the Effective Date; and (c) to the extent that the Company's employee benefit plans are so terminated, the employees of the Company will be entitled to participate in the benefit plans that ASI maintains for its employees generally on substantially the same terms and conditions as other employees of ASI. For this purpose, each "year of service" with the Company will be treated as a "year of service" with ASI.


                                     ARTICLE IX.
                       REMEDIES FOR BREACHES OF THIS AGREEMENT

       9.1 INDEMNIFICATION BY ASI. From and after Closing, ASI will indemnify, defend and hold harmless the Shareholders and their heirs, personal representatives, successors and permitted assigns (the "Shareholder Indemnitees") from and against any and all Adverse Consequences resulting or arising from, relating to or incurred in connection with: (a) any breach of any representation, warranty or covenant of ASI or Holdings contained in this Agreement or in any of the Other ASI Agreements, and (b) any broker's or finder's fee or other commission resulting from any services alleged to have been rendered to or at the request of ASI or Holdings with respect to this Agreement or any of the transactions contemplated by this Agreement. The foregoing indemnification obligations will survive the Closing except to the extent limited by Section 11.13.

       9.2 INDEMNIFICATION BY SHAREHOLDERS. From and after Closing, the Non-ESOP Shareholders and, subject to Section 9.5(a), the ESOP will indemnify, defend and hold harmless ASI, Holdings, the Company and their respective officers, directors and controlling persons (the "ASI Indemnitees") from and against any and all Adverse Consequences resulting or arising from, relating to or incurred in connection with: (a) any breach of any representation, warranty, or covenant of any of the Shareholders contained in this Agreement or in any of the Other Shareholder Agreements, (b) any broker's or finder's fee or other commission resulting from any services alleged to have been rendered to or at the request of any of the Shareholders or the Company with respect to this Agreement or any of the transactions contemplated by this Agreement (other than the fee payable to Duncan as described in Section 4.1(s)); and (c) any Environmental Obligation incurred by any ASI Indemnitee, resulting or arising from, relating to or incurred in connection with (i) any event, fact, circumstance or condition (to the extent any such event, fact, circumstance or condition occurred or existed at or prior to the Closing and even if the Adverse Consequence manifests itself after the Closing) and (ii) any act or omission (to the extent such act or omission occurred prior to the Closing Date and even if the Adverse Consequence manifests itself after the Closing), (d) any Adverse Consequence incurred by any ASI Indemnitee, resulting or arising from, relating to or incurred in connection with (i) the Company's purchase, sale, or ownership of shares of common stock of Conic Systems, Inc. or of CANTEX Conversion Services, Inc., (ii) the operations, property ownership, tax obligations, Legal Requirements, management, or contract obligations of Conic Systems, Inc. or of CANTEX Conversion Services, Inc., including any and all claims against any ASI Indemnitee by any past or present shareholder, officer, director, employee, consultant, manager, agent, creditor of Conic Systems, Inc. or of CANTEX Conversion Services, Inc., whether any event, fact, circumstance, condition, act or omission, giving rise to such Adverse Consequence occurs or manifests itself before or after the Closing Date, and
(e) any Adverse Consequence incurred by any ASI Indemnitee, resulting or arising from, relating to or incurred in connection with any claim made or to be made after the date of this Agreement by Timothy W. Smith against any ASI Indemnitee (the "Smith Claim"), including claims for lost wages and benefits, attorney's fees, costs of court, interest, exemplary damages, stock, and stock option rights. The foregoing indemnification obligations will survive the Closing except to the extent limited by Section 11.13.

       9.3    [RESERVED.]

       9.4    NOTICE OF CLAIM; RIGHT TO PARTICIPATE IN AND DEFEND THIRD PARTY
CLAIM.

              (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under this Agreement (a "Third Party Claim"), and the indemnified party intends to seek indemnity under this Agreement, then the indemnified party will promptly provide the indemnifying party with prompt written notice of such Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article, except to the extent, if any, that such failure prejudices the ability of the indemnifying party to defend such Third Party Claim.

              (b) The indemnifying party will have the right to control the defense, compromise or settlement of a Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party's receipt of notice of a Third Party Claim from the indemnified party which acknowledges its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article; provided, however, that the indemnifying party will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the indemnified party under this Agreement. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in, but not control, the defense by the indemnifying party of any Third Party Claim with its own counsel.

              (c) If the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section, the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent (which consent will not be unreasonably withheld), unless the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

              (d) The indemnified party will assert any indemnifiable claim under this Agreement that is not a Third Party Claim by promptly delivering notice of such claim to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it will have no further right to contest the validity of such claim.

              (e) Notwithstanding the foregoing provisions, ASI will have the right to control the prosecution of the declaratory judgment action involving the Smith Claim and the defense of any claims brought by Timothy W. Smith prior to or after the date of this Agreement, with counsel reasonably acceptable to the Shareholders' Agent, and to settle or compromise the Smith Claim, with the consent of the Shareholders' Agent, such consent not to be unreasonably withheld. Any costs incurred by ASI involving the Smith Claim, including attorneys' fees and costs of settlement will be an indemnifiable expense of the Shareholders.

       9.5    LIMITATIONS.

              (a) The maximum aggregate amount that the ASI Indemnitees may recover on account of all Adverse Consequences under this Article IX will be limited to $9,000,000, and the maximum aggregate amount that the ASI Indemnitees may recover from the ESOP is that portion of the ESOP's cash and Common Stock received at Closing that has been deposited into Escrow pursuant to the terms of the Escrow Agreement.

              (b) The indemnification provisions of this Article will constitute the exclusive remedy by either party against the other arising by virtue of a breach of any representation, warranty, or covenant under this Agreement, absent fraud. The foregoing provision is not intended to limit any party from seeking recourse against the other party under any law that provides a cause of action that is independent of the rights granted by this Agreement.

              (c) Notwithstanding the provisions of this Article, upon the Effective Date, the Company will not have any duty, except to the extent covered by insurance, to indemnify any of the Shareholders (whether in their capacities as officers, directors or otherwise) or to contribute funds for the benefit of any of the Shareholders, under the articles of incorporation or bylaws of the Company, under any resolution, contract, insurance policy, arrangement or understanding, or under the provisions of any statute governing the Company, or otherwise, to the extent that the facts, circumstances, or events that otherwise would give rise to a claim of indemnification or contribution constitute a breach of a representation, warranty or covenant under this Agreement, regardless of any limitation period under Section 11.13(b) or (c).

              (d) The amounts for which the indemnifying party is liable to the indemnified party under this Article will be increased by interest on the amount of Adverse Consequences, at a rate equal to two percentage points above the Prime Rate, accrued from the Liquidation Date.

              (e) No ASI Indemnitee will be entitled to indemnification for a breach by any of the Shareholders of a representation and warranty in
Section 4.1 to the extent that (i) any of Sidney V. Corder, Scott C. Benger, John J. Dillon, III, or Randal J. Sage at or prior to the Closing had actual knowledge of the fact or circumstance constituting such breach and at or prior to the Closing had actual knowledge that such fact or circumstance constituted a breach, and (ii) no Shareholder and none of Martin Epner, Albert Naumann III, and Wendy Martin had actual knowledge of such fact or circumstances.

       9.6 BASKET AND DEDUCTIBLE. Except as provided in the immediately succeeding sentence, no indemnified party will be entitled to indemnification from an indemnifying party under Sections 9.1 or 9.2 unless and until the aggregate amount of Adverse Consequences with respect to which all ASI Indemnitees or Shareholder Indemnitees, as the case may be, would otherwise be entitled to assert under Section 9.1 or 9.2, whichever is applicable, exceeds $200,000, at which point the indemnified party will be entitled to indemnification for all Adverse Consequences. ASI will be entitled to seek indemnification with respect to the Smith Claim without regard to the foregoing provision, and any amount paid to ASI with respect to the Smith Claim will not count against the $200,000 basket provided for in the preceding sentence.

       9.7 OBLIGATIONS OF SHAREHOLDERS. All of the obligations of the Shareholders under this Agreement, including obligations arising from any breach of a representation and warranty under Section 4.1 or Section 4.2 and indemnification obligations under Section 9.2, are (a) except as provided in this Section 9.7, joint and several as between the Shareholders as a group on the one hand, and ASI or Holdings on the other hand, and (b) are pro rata (based upon the number of Shares owned by such Shareholder over the total number of Shares owned by all Shareholders) as among the Shareholders, except that once the ESOP's interest in the Escrow has been exhausted to cover indemnification claims of ASI Indemnitees, the Non-ESOP Shareholders will be liable on a joint and several basis as between such Non-ESOP Shareholders and, as among Non-ESOP Shareholders, will be liable on a pro rata basis (based on the number of Shares owned by such Non-ESOP Shareholder over the total number of Shares owned by all Non-ESOP Shareholders (such that the ASI Indemnitees will be indemnified with respect to all Adverse Consequences (subject to Sections 9.5(a) and 9.6) even if recourse against the ESOP may be limited). Notwithstanding the foregoing, the obligations of the Shareholders are several as to any breach of a representation or warranty set forth in the first three sentences of Section 4.1(c) and in Section 4.1(d)(i) and (ii).

       9.8    SHAREHOLDER WAIVER.

              (a) Effective on the Effective Date, without any further action required by any party, the Shareholders (but with respect to the ESOP only to the extent not prohibited by section 410 of ERISA) waive (the "Waiver") any and all obligations, claims, liabilities, actions, suits, proceedings or demands of any kind or character, including but not limited to, claims for indemnification, which any of such Shareholders now has or may hereafter have against the Company based upon events, actions or omissions occurring or claims arising prior to the date of this Agreement, whether or not such Shareholder has knowledge of such claims (the "Claims"). The Waiver includes, but is not limited to, Claims arising under any (i) agreement, arrangement, or understanding (whether or not in writing), (ii) any articles of incorporation, certificate of incorporation, bylaws or other documents, and (iii) under common law, and any Claims for indemnification against the Company which might arise as a result of a claim made against any Shareholder by any third party or by any other Shareholder.

              (b) In connection with the Waiver each Shareholder represents and warrants to the Company as follows:

                     (i) Such Shareholder has received independent legal advice from his or its attorneys, to the extent that such Shareholder has deemed necessary, with respect to the advisability of making the Waiver.

                     (ii) Except for the representations and warranties contained in this Section 9.6, neither the Company, nor any agent, employee, representative or attorney for the Company, has made any statement or representation to such Shareholder to induce such Shareholder in making the Waiver, and none of such Shareholders has relied upon any such statement, representation or promise of the Company, or any agent, employee, representative or attorney for the Company, in making the Waiver.

                     (iii) Such Shareholder has made such investigation of the facts pertaining to the Waiver and of all the matters pertaining to it as he or it deemed necessary, and no such Shareholder has been induced by any promise or representation by the Company or any of their respective agents, employees, representatives or attorneys with respect to any such matter.

                     (iv) Such Shareholder has read this Section 9.6 and understands its contents.

                     (v) In making the Waiver, such Shareholder assumes the risk of any misrepresentation, concealment or mistake, and if such Shareholder should subsequently discover that any fact was concealed from him or it, or that his or its understanding of the facts or of the law was incorrect, such Shareholder will not be entitled to set aside the Waiver by reason of this Agreement. The Waiver is intended to be final and binding regardless of any claims of misrepresentations, promise made without the intention of performance, concealment of fact, mistake of fact or law, or any other circumstances whatsoever.

              (c) Each Shareholder covenants not to commence any action, lawsuit or other legal proceeding in law or in equity against the Company based upon or arising out of any fact or matter covered by the Waiver.

                     (i) Should any Shareholder, at any time after such Shareholder makes the Waiver, commence any action, lawsuit or other legal proceeding, in law or in equity or otherwise, in breach of the covenant not to sue contained in this Section 9.6, such Shareholder by this Agreement agrees to indemnify and hold harmless the Company from and against any liability, loss, cost, expense or judgment arising out of or occasioned by such action, including but not limited to, the amount of any judgment or settlement entered into in resolution of said action and attorneys' fees.

                     (ii) If any Shareholder, at any time after such Shareholder makes the Waiver, commences any action, lawsuit or other legal proceeding, in law or in equity or otherwise against any Person, and in connection with such action, lawsuit or other legal proceeding, such Person makes a claim for indemnification against the Company, such Shareholder by this Agreement agrees to indemnify and hold harmless the Company from and against any liability, loss, cost, expense or judgment arising out of or occasioned by such action by such Person, including but not limited to, the amount of any judgment or settlement entered into in resolution of said action and attorneys' fees.

              (d) Each Shareholder represents and warrants that he or it has not prior to the date of this Agreement assigned or transferred or purported to assign or transfer, to any person or entity, any claims or matters released pursuant to the Waiver. Each Shareholder further covenants that he or it will not at any time after the date of this Agreement, assign or transfer or purport to assign or transfer, to any person or entity, any claims or matters, known or unknown, released pursuant to the Waiver. Each Shareholder by this Agreement agrees to indemnify and hold harmless the Company from and against any loss, cost or expense, including but not limited to, attorneys' fees, arising out of or occasioned by, or arising in connection with, any such assignment or transfer, or any purported such assignment or transfer, of any claims or other matters released pursuant to the Waiver.

              (e) The releases made by the Shareholders pursuant to the Waiver will inure to the benefit of and will be binding upon the heirs, personal representatives, successors and assigns of the Company.

       9.9 ESCROW WITHDRAWAL. The ASI Indemnitees will be required to seek recourse first against the cash in the Escrow Account and then against the shares of Common Stock deposited in the Escrow Account before seeking recourse directly against the Shareholders for any indemnification obligation of the Shareholders under this Article. The ASI Indemnitees may, however, immediately seek recourse directly against the Shareholders, other than the ESOP, if the sum of cash held in the Escrow Account plus the Credited Value of the escrowed Common Stock, determined as of the Liquidation Date, of any claim by the ASI Indemnitees, is less than the amount reasonably claimed by all ASI Indemnitees under all outstanding claims as to which a Liquidation Date has occurred. Notwithstanding the existence of an Escrow Account, nothing will prevent the Shareholders from paying cash in satisfaction of their indemnification obligations under this Article. The ASI Indemnitees right to seek recourse against the ESOP is limited to the amount of cash and Common Shares deposited by the ESOP into the Escrow Account.

       9.10   SHAREHOLDER ACKNOWLEDGMENT.

TO THE EXTENT THE PROVISIONS OF THIS AGREEMENT MAY PROVIDE FOR INDEMNIFICATION FOR AN ASI INDEMNITEE'S OWN NEGLIGENT ACTS, EACH SHAREHOLDER ACKNOWLEDGES THAT IT UNDERSTANDS AND ACCEPTS SUCH PROVISIONS.

                                      ARTICLE X.
                            ALTERNATIVE DISPUTE RESOLUTION

       10.1 MEDIATION. If a dispute arises under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, notice must be given pursuant to Section
11.6. After such notice has been given by one party to the other, the parties in good faith will attempt to negotiate or mediate a resolution of the dispute with the aid of a mediator who has been mutually agreed upon by the parties.

       10.2   ARBITRATION.   If such efforts provided for in Section 10.1 do not
within 30 days resolve the dispute, upon demand of any party, whether made before or after the institution of any judicial proceeding, the dispute will be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration under this Agreement, provided that arbitration is commenced within 70 days after such judicial proceedings are commenced. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, or claims arising out of or connected with the transactions contemplated by this Agreement and the Other ASI Agreements and Other Shareholder Agreements. The American Arbitration Association will choose one arbitrator to hear the parties and settle any dispute. All arbitration hearings will be conducted in Kansas City, Missouri. Any pre-trial discovery and/or depositions will be conducted in the venue of the party against whom discovery is sought or in the venue of the party being deposed, respectively. All applicable statutes of limitation will apply to any dispute. The arbitrator will have no power to award punitive or exemplary damages, to ignore or vary the terms of this Agreement or any Other ASI Agreement or Other Shareholder Agreement, and will be bound to apply controlling law. The Shareholders and ASI each will pay for one-half of the arbitrator's fees and expenses and each such party will bear its own costs and expenses incurred in connection with the arbitration, except that the arbitrator will award either party reimbursement of its share of the costs and expenses of arbitration, such party's costs and expenses (including attorneys' fees and expenses), and any special or extraordinary fees or costs incurred by the Escrow Agent in connection with any such arbitration or dispute, if the other party commences or conducts the arbitration in bad faith. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything to the contrary contained in this Section 10.2, the parties preserve, without diminution, certain remedies that any of them may employ or exercise freely, either alone, in conjunction with, or during a dispute. The parties to this Agreement have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights of self-help including peaceful occupation of real property and collection of rents, set off and peaceful possession of personal property;
(ii) obtaining provisional or ancillary remedies including temporary injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iii) when applicable, a judgment by confession of judgment. All awards of permanent injunctive relief may be awarded only by the arbitrator. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a dispute.

                                     ARTICLE XI.
                                    MISCELLANEOUS

       11.1 NO THIRD-PARTY BENEFICIARIES. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

       11.2 ENTIRE AGREEMENT. This Agreement (including the Other Shareholder Agreements and Other ASI Agreements) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

       11.3 SUCCESSION AND ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. At or after the Closing, any party may assign his or its rights under this

Agreement as permitted by law, including, without limitation, any assignment of any claim of indemnification to any debt or equity financing source, but no assignment will release the assigning party of his or its obligations under this Agreement.

       11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

       11.5 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

       11.6 NOTICES. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, telecopy or facsimile, and addressed to the intended recipient as set forth below:

If to the Shareholders or the
Company, to Shareholders'
Agent at:

                                          Copy to:
Martin Epner                              Chucker & Reibach
________________________                  1 1/2 North Robinson Street
________________________                  Richmond, Virginia 23220
                                          Attn: Robert E. Reibach, Esq.
Telecopy:                                 Telecopy :    (804) 355-8875

and to the ESOP at:                       Copies to:
                                          Consulting Fiduciaries, Inc.
________________________                  2745 Riverwoods Road
________________________                  Riverwoods, Illinois 60015
                                          Attn: David Heald
                                          Telecopy:     (847) 945-5611

                                          Menke & Associates
                                          114 Sansome Street, Suite 1000
                                          San Francisco, CA 94104
                                          Attn: Victor Alam

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

                                          Telecopy:     (415) 362-3268

If to ASI or Holdings:                           Copy to:

Analytical Surveys, Inc.                  Sherman & Howard L.L.C.
941 North Meridian Street                 633 Seventeenth Street, Suite 3000
Indianapolis, Indiana  46204              Denver, Colorado  80202
Attn: Sidney V. Corder                    Attn: James F. Wood, Esq.
Telecopy:  (317) 634-0633                 Telecopy:  (303) 298-0940


Notices will be deemed given three Business Days after mailing if sent by certified mail, when delivered if sent by courier, and one Business Day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission (except that, solely for purposes of the notice provided for in Sections 7.1 and 7.3(b), a telecopied notice will be deemed given on the same day it is sent if such day is a Business Day or on the next Business Day if such day is not a Business Day). Any party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other parties notice in the manner set forth in this Agreement.

       11.7 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

       11.8 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by ASI, Holdings and all of the Shareholders (unless signature is only required by the Shareholders' Agent pursuant to Section 3.1). No waiver by any party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

       11.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or

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enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       11.10 EXPENSES. Except as otherwise provided in this Agreement, ASI, Holdings, the Company, and each of the Shareholders will each pay any and all fees and expenses incurred by it, or him or them in connection with the negotiation, preparation, execution and performance of this Agreement. ASI acknowledges that the fees and expenses of Chucker & Reibach have been incurred by the Company and not the Shareholders.

       11.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained in this Agreement will have independent significance. If any party breaches any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

       11.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

       11.13 SURVIVAL. The representations and warranties made in this Agreement will survive the Closing Date until two years after the Closing Date, except that:

              (a) the representations and warranties of the Shareholders in Sections 4.1(a), (b), (c), (d)(ii)(A) and d(iii)(A) will survive forever;

              (b) the representations and warranties of ASI and Holdings in Sections 4.2(a), (b), (c) (but only as to clauses (i) and (iii) of Section 4.2(c)), (d), (f), and (i) will survive forever; and

              (c) the representations and warranties of the Shareholders in Sections 4.1(g) and (n) will survive until the expiration of the applicable statutes of limitations with respect to any such claims that could be brought regarding such matters (including any extensions of any statutes of limitations), plus a period of 60 days.

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No party will have any obligation to indemnify any person pursuant to this
Agreement with respect to any breach of a representation or warranty unless a specific claim has been validly made under this Agreement on or prior to the applicable period set forth above, except that, if a party has a reasonable basis to believe that an indemnifiable claim will arise and gives notice to the other party concerning such matter within the applicable period set forth above, then all rights of such party to seek indemnification with respect to such matter will survive.






       The parties to this Agreement have executed this Agreement as of the date first above written.


ASI:
ANALYTICAL SURVEYS, INC.


By:
   -----------------------------
Name:  Sidney V. Corder
Title: President


HOLDINGS:
SURVEYS HOLDINGS, INC.


By:
   -----------------------------
Name:  Sidney V. Corder
Title: President


SHAREHOLDERS:

EMPLOYEE STOCK OWNERSHIP AND 401(k) TRUST

By:
   -----------------------------
Name:  Gene Barber


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Title: Trustee

THE EPNER FAMILY LIMITED PARTNERSHIP


By:
   ------------------------------------
       Martin Epner, General Partner

By:
   ------------------------------------
       Marcia Epner, General Partner



THE BRAVERMAN FAMILY LIMITED PARTNERSHIP


By:
   ----------------------------------------
       Sheldon Braverman, General Partner


By:
   -------------------------------------
     Phyllis Braverman, General Partner


-------------------------------------
Albert Naumann, III

-------------------------------------
Martin Epner, in his individual capacity, has executed on this signature line to evidence his agreement to the payment of the SERP liability at the time and in the manner described in Section 5.12.



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TABLE OF CONTENTS


Exhibits:                                        Schedules:
---------                                        -----------

Exhibit A                                        Schedule 1.1
Exhibit B                                        Schedule 2.6(c)
Exhibit C                                        Schedule 4.1(c)
Exhibit D                                        Schedule 4.1(d)
Exhibit E                                        Schedule 4.1(e)(i)
Exhibit 2.1                                      Schedule 4.1(e)(ii)
Exhibit 2.2                                      Schedule 4.1(f)
Exhibit 2.10(b)                                  Schedule 4.1(g)(iii)
Exhibit 5.9                                      Schedule 4.1(g)(vii)
Exhibit 6.1(d)                                   Schedule 4.1(h)(i)
Exhibit 6.1(e)                                   Schedule 4.1(i)
Exhibit 6.1(m)                                   Schedule 4.1(j)(i)
Exhibit 6.1(r)                                   Schedule 4.1(j)(ii)
Exhibit 6.2(d)                                   Schedule 4.1(k)
                                                 Schedule 4.1(l)
                                                 Schedule 4.1(m)
                                                 Schedule 4.1(n)
                                                 Schedule 4.1(o)
                                                 Schedule 4.1(p)
                                                 Schedule 4.1(q)
                                                 Schedule 4.1(r)
                                                 Schedule 5.7(k)



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